                 AMENDED AND RESTATED ACCOUNTS RECEIVABLE MANAGEMENT
                                AND SECURITY AGREEMENT


         This Amended and Restated Accounts Receivable Management and Security Agreement is made as of June 27, 1996 by and between BNY FINANCIAL CORPORATION ("BNY"), each of the undersigned financial institutions and the various other financial institutions which become Lenders hereunder (BNY and each of the other financial institutions collectively, the "Lenders" and individually a "Lender"), BNY as agent for the Lenders (BNY in such capacity, the "Agent") and TMP WORLDWIDE INC. ("Borrower"), a Delaware corporation.

                                      BACKGROUND

         Borrower and BNY are parties to (i) an Accounts Receivable Management and Security Agreement made as of March 14, 1994 (as same has been amended, modified or supplemented from time to time, the "Original ARM Agreement"). Borrower is presently indebted to BNY under the Original ARM Agreement in the aggregate principal sum of $80,250,272.20 (including all outstanding Letters of Credit) plus all interest accrued thereon. Borrower has requested and BNY has agreed to amend, by restating in full, the terms of the Original ARM Agreement. The parties intend (a) that all amounts advanced or financial accommodations provided pursuant to the Original ARM Agreement will remain outstanding and all security interests and liens granted pursuant to the Existing Loan Documents shall remain in full force and effect and not be limited but rather shall be expanded and ratified by this Agreement and the Ancillary Agreements to be for the benefit of all Lenders and to secure all Loans (as defined herein) and (b) to restate and amend the Original ARM Agreement on the terms and conditions hereafter set forth. The parties further intend that the terms and conditions of all existing and future Loans (as hereafter defined) and Collateral (as hereafter defined) interests shall be governed by this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

    A.   AMENDMENT AND RESTATEMENT

         As of the date of this Agreement, the terms, conditions, covenants, agreements, representations and warranties contained in the Original ARM Agreement shall be deemed amended and restated in their entirety as follows and the Original ARM Agreement shall be consolidated with and into and superseded by this Agreement; PROVIDED, HOWEVER, that nothing contained in this Agreement shall impair, limit or affect the liens and security interests heretofore granted, pledged and/or assigned to Agent for the ratable benefit of Lenders as security for Borrower's Obligations to Lenders under the Original ARM Agreement.

         1. (A) GENERAL DEFINITIONS. When used in this Agreement, the following terms shall have the following meanings:

         "ACQUISITION" shall have the meaning set forth in paragraph 12(m).

         "ADJUSTMENT PERCENTAGE" means the percentage derived by dividing (a) Free Cash Flow measured on a rolling four Fiscal Quarter Basis as at the end of each Fiscal Quarter by (b) $100,000,000.

         "AFFILIATE" of any Person means (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "AFFILIATE RECEIVABLES" means and includes all of each Scheduled Affiliate's now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and each Scheduled Affiliate's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to a Scheduled Affiliate, all proceeds thereof and all files in which any Scheduled Affiliate has any interest whatsoever containing information identifying or pertaining to any of a Scheduled Affiliate's Receivables, together with all of such Scheduled Affiliate's rights to any merchandise which is represented thereby, and all of such Scheduled Affiliate's right, title, security and guaranties with respect to each Affiliate Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

         "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

         "ALTERNATE BASE RATE LOAN" shall mean any Loan that bears interest based upon the Alternate Base Rate.

         "ANCILLARY AGREEMENTS" means all agreements, instruments, and documents including, without limitation, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements whether heretofore, concurrently, or hereafter executed by or on behalf of Borrower or delivered to Agent or any Lender, relating to the Original ARM Agreement, this Agreement or to the transactions contemplated by this Agreement.

         "ANNUAL MINIMUM" means $450,000,000.

         "APPLICABLE MARGIN" means, with respect to Alternate Base Rate Loans, Eurodollar Rate Loans and LIBOR Rate Loans the percentages which, when added to or subtracted from the Alternate Base Rate, the Eurodollar Rate, or the LIBO Floating Rate, as the case may be, comprise the Contract Rate and are referenced in and are subject to adjustment as provided under section 5(a)(vi) hereof.

         "BANK" means The Bank of New York.

         "BNY OVERADVANCES" shall have the meaning set forth in Section 2(c).

         "BORROWER ON A CONSOLIDATED BASIS" means the combination in accordance with the GAAP of (i) the consolidation in accordance with GAAP of the accounts and other items of Borrower and its consolidated Subsidiaries (ii) the consolidation in accordance with GAAP of the accounts and other items of WCI and its consolidated subsidiaries and (iii) the combination in accordance with GAAP of the accounts and other items of all Scheduled Affiliates (other than as included in preceding clauses (i) and (ii).

         "BUSINESS DAY" shall mean with respect to Eurodollar Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits in London, England and New York, New York and with respect to all other loans, any day other than a day on which commercial banks in New York are authorized or required by law to close.

         "CALENDAR YEAR" shall mean each twelve month period beginning on January 1 and ending on December 31.

         "CHANGE OF CONTROL" shall mean the occurrence of any event (whether in one or more transactions and including any merger or consolidation of or with MEI or Borrower or a Scheduled Affiliate or sale of all or substantially all of the property or assets of MEI or Borrower or a Scheduled Affiliate) which results in a transfer of control of MEI or Borrower or a Scheduled Affiliate to a Person other than the Original Owner or a Person controlled by the Original Owner. For purposes of this definition, "control of Borrower or MEI or a Scheduled Affiliate" shall mean the power, direct or indirect (x) to vote 50% or more of the securities having ordinary voting power for the election of directors of Borrower or an Affiliate or (y) to direct or cause the direction of the management and policies of Borrower or an Affiliate by contract or otherwise.

         "CLOSING DATE" means June 27, 1996 or such other date as may be agreed upon by the parties hereto.

         "COLLATERAL" means and includes:

              (A)  all Inventory;

              (B)  all Equipment;

              (C)  all General Intangibles;

              (D)  all Receivables;

              (E) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by Borrower or in which it has an interest) which at any time evidence or contain information relating to (A), (B), (C) and (D) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

              (F) documents of title, policies and certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (A), (B), (C), (D) and (E) above;

              (G) all guaranties, liens on real or personal property, leases, and other agreements and property granted to Borrower or a Scheduled Affiliate which in any way secure or relate to (A), (B), (C), (D), (E) and (F) above, or are acquired for the purpose of securing and enforcing any item thereof;

              (H) (i) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Agent or any Lender for the account of Borrower (whether for safekeeping, custody, pledge, transmission or otherwise), (ii) all present or future deposit accounts (whether time or demand, interest or non-interest bearing) of Borrower with Lender or any other Person including those to which any such cash may at any time and from time to time be credited, (iii) all investments and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to (x) such investments and reinvestments and (y) such accounts; and

              (I)  all products and proceeds of (A), (B), (C), (D), (E), (F),
(G) and (H) above (including, but not limited to, all claims to items referred to in (A), (B), (C), (D), (E), (F), (G) and (H) above) and all claims of Borrower against third parties (x) for (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of (A), (B), (C), (D), (E), (F), (G) and (H) above and (y) proceeds to Borrower and unearned premiums of Borrower with respect to policies of insurance in whatever form.

         "COMMITMENT PERCENTAGE" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15 hereof.

         "COMMITMENT TRANSFER SUPPLEMENT" shall mean a document in the form of
EXHIBIT 15 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing

Lender purchases and assumes a portion of the obligation of Lenders to make Loans under this Agreement.

         "CONFORMING EQUITY EVENT" shall have the meaning set forth in Section 5(a)(vi).

         "CONTRACT RATE" means an interest rate per annum equal to the (i) sum of the Alternate Base Rate plus the Applicable Margin with respect to Alternate Base Rate Loans, (ii) sum of the Eurodollar Rate PLUS the Applicable Margin with respect to Eurodollar Rate Loans and (iii) sum of LIBO Floating Rate plus the Applicable Margin with respect to LIBO Rate Loans.

         "CONTRACT YEAR" means the twelve month period beginning on the Closing Date or on the anniversary of the Closing Date in any year.

         "CORPORATE RESTRUCTURE" means the proposed restructuring in one or more consolidation, merger, acquisition, dissolution or liquidation actions and in a manner reasonably acceptable to the Agent as being not adverse to the interests of the Lenders, of the business, assets or operations of the Borrower, MEI, WCI and certain of the Subsidiaries and Affiliates of each of them.

         "CURRENT ASSETS" at a particular date, means all cash, cash equivalents, accounts and inventory of Borrower on a Consolidated Basis and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower on a Consolidated Basis as at such date; PROVIDED, HOWEVER, that such amounts shall not include (a) any amounts for any indebtedness owing by Borrower or any Affiliate to Borrower or another Affiliate, unless such indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by Borrower or any Affiliate to Borrower or another Affiliate, (c) the cash surrender value of any life insurance policy (d) any assets which would be classified as intangible assets under GAAP, or (e) any prepaid expenses.

         "CURRENT LIABILITIES" at a particular date, means all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness payable on demand, or, at the option of the Person to whom such indebtedness is owed, not more than twelve
(12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the Person to whom such indebtedness is owed, not more than twelve
(12) months after such date, the validity of which is contested at such date, and (d) whether or not in conformity with GAAP (i) all accruals for federal or other taxes measured by income payable within a twelve (12) month period and
(ii) all Revolving Credit Advances.

         "CUSTOMER" means and includes the account debtor with respect to any Receivable or Affiliate Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower or any Scheduled Affiliate, pursuant to which Borrower or any Scheduled Affiliate is to deliver any personal property or perform any services.

         "CYCLE BILLING" means billings made by Borrower or a Scheduled Affiliate to a Customer on the basis of equal monthly installments, the first installment to be billed as of the first month following the "closing date" for submission of advertisements on behalf of such Customer to the applicable directory, each in an amount equal to between 1/2 and 1/12 of the billings to such Customer with respect to the applicable directory; PROVIDED that Borrower or such Scheduled Affiliate may not change the billing rate with respect to specific services rendered.

         "DEFAULT RATE" means a rate equal to two (2%) percent per annum in excess of the Alternate Base Rate.

         "DISPUTE" means any cause asserted for nonpayment of any Receivable or Affiliate Receivable, including without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence.

         "DOLLAR" and the sign "$" shall mean lawful money of the United States of America.

         "DOMESTIC PERSONS" means any Financial Party or any Subsidiary of any Financial Party (i) which has been formed or incorporated pursuant to the laws of a state or commonwealth of the United States of America or (ii) as to which no less than 90% of the value of such party's assets are located in the United States of America.

         "DOMESTIC WORKING CAPITAL" means Working Capital as calculated solely with respect to Domestic Persons.

         "ELIGIBLE RECEIVABLES" means and includes each Receivable and Affiliate Receivable (1) for which BNY performs accounts receivable management with respect thereto and (2) which conforms to the following criteria: (a) the rendition of services has been completed; (b) services shall not have been rejected or disputed by the Customer and there shall not have been asserted any offset, defense, counterclaim, or Dispute with respect to such Receivable or Affiliate Receivable; (c) it continues to be in full conformity with the representations and warranties made by Borrower or applicable Subsidiary or Affiliate to Lenders with respect thereto; (d) Agent is, and continues to be, in the good faith exercise of its reasonable discretion satisfied with the credit standing of the Customer in relation to the amount of credit extended; (e) it is documented by an invoice in a form approved by Agent (evidence of which has been received by the Agent or, in Agent's sole discretion, has been sent to but not yet received by the Agent) and shall not be unpaid more than:
(x)(i) sixty (60) days from due date where Borrower is performing the collection function and (ii) ninety (90) days from due date where Agent is performing the collection function, (y)(i) ninety (90) days from invoice date where Borrower is performing the collection function and (ii) one hundred and twenty (120) days from invoice date where Agent is performing the collection function; all with respect to regular billing and (z) three hundred sixty (360) days from the first invoice date with respect to Cycle Billing; (f) less than 75% of the unpaid amount of invoices due from such Customer remain unpaid more than ninety (90) days from due date; (g) it is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable or Affiliate Receivable unless such instrument is duly endorsed to and in possession of Agent or represents a check in payment of a Receivable or Affiliate Receivable; (h) if the Customer is located outside of the United States or Canada, the services which gave rise to such Receivable or Affiliate Receivable were provided after receipt by Borrower or Affiliate from or on behalf of the Customer of an irrevocable letter of credit, assigned and delivered to Agent and confirmed by a financial institution acceptable to Agent and is in form and substance acceptable to Agent, payable in the full amount of the Receivable or Affiliate Receivable in United States dollars at a place of payment located within the United States; (i) such Receivable or Affiliate Receivable is not subject to any lien, other than Permitted liens; (j) it does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of Borrower or any Affiliate; (k) it is payable to Borrower or an Affiliate; (l) if the Receivable or Affiliate Receivable arises out of a sale to any Person to which Borrower or an Affiliate is indebted, the amount of such indebtedness, and any anticipated indebtedness, may in the Agent's sole discretion be deducted in determining the face amount of such Receivable or Affiliate Receivable; (m) it is net of any returns, discounts, claims, credits and allowances; (n) if the Receivable or Affiliate Receivable arises out of contracts between Borrower or an Affiliate and the United States, any state, or any department, agency or instrumentality of any of them, Borrower or Affiliate has so notified Agent, in writing, prior to the creation of such Receivable, and, if Agent so requests, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act; (o) it is a good and valid account representing an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to work, labor and/or services rendered by Borrower or an Affiliate; (p) (i) such Affiliate Receivable arises out of a sale or rendition of services by an Affiliate or Subsidiary that
(x) has executed and delivered a Guaranty and Guarantor Security Agreement, (y) is majority owned or controlled by Andrew McKelvey, Borrower or a Guarantor and
(ii) Agent shall have received evidence, in form and substance satisfactory to it (including, without limitation, a certificate of ownership executed by the Secretary of Borrower with respect to Andrew McKelvey's share ownership of Borrower and each Affiliate and Subsidiary) that Andrew McKelvey, Borrower or the applicable Guarantor is the majority owner of the applicable Affiliate or Subsidiary; (q) is a Receivable and/or Affiliate Receivable for which BNY is performing record keeping services pursuant to this Agreement; and
(r) is otherwise satisfactory to Agent as determined in good faith by Agent in the reasonable exercise of its discretion.

         "EQUIPMENT" means and includes all of Borrower's now owned or hereafter acquired and owned equipment, machinery and goods (excluding Inventory), whether or not constituting fixtures, including, without limitation: plant and office equipment, tools, dies, parts, data processing equipment, furniture and trade fixtures, trucks, trailers, loaders and other vehicles and all replacements and substitutions therefore and all accessions thereto.

         "EQUITY EVENT" shall mean the receipt of cash proceeds by Borrower resulting from an initial public offering of the capital stock of any Financial Party.

         "EURODOLLAR RATE LOAN" shall mean a Loan at any time that bears interest based on the Eurodollar Rate.

         "EURODOLLAR RATE" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of one (1%) percent) equal to the quotient of (a) LIBOR, divided by (b) a number equal to 1.00 minus the aggregate of the rates (expressed as a decimal) of reserve requirements current on the day that is two Business Days prior to the beginning of the Interest Period (including without limitation basic, supplemental, marginal and emergency reserves) under any regulation promulgated by the Board of Governors of the Federal Reserve System (or any other governmental authority having jurisdiction of the Bank) as in effect from time to time, dealing with reserve requirements prescribed for Eurocurrency funding including any reserve requirements with respect to "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System.

         "EVENT OF DEFAULT" means the occurrence of any of the events set forth in paragraph 18.

         "EXISTING LOAN DOCUMENTS" shall mean collectively, the Original ARM Agreement and all other documents, instruments and agreements executed and delivered in connection therewith.

         "FEDERAL FUNDS RATE" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by Bank.

         "FINANCIAL PARTY" and collectively, "FINANCIAL PARTIES" means Borrower, WCI, MEI, any Scheduled Affiliate and (without duplication) any Subsidiary of Borrower, WCI or MEI which is a Scheduled Affiliate.

         "FISCAL QUARTER" means each quarterly accounting period of Borrower during any Fiscal Year.

         "FOREIGN INDEBTEDNESS" means Indebtedness incurred by a Financial Party which is not a Domestic Person.

         "FORMULA AMOUNT" shall have the meaning set forth in paragraph 2(b).

         "FREE CASH FLOW" means, with respect to any applicable period, the net income of Borrower and its Subsidiaries and WCI and its Subsidiaries on a combined basis (excluding extraordinary gains or losses) plus depreciation and amortization charges for such period minus capital expenditures paid during such period and minus (without duplication) all cash payments made during such a period with respect to acquisitions permitted hereunder.

         "GAAP" means generally accepted accounting principles, practices and procedures in effect from time to time.

         "GENERAL INTANGIBLES" means and includes all of Borrower's now owned or hereafter acquired general intangibles as said term is defined in the Uniform Commercial Code in effect in the State of New York including, without limitation, trademarks, tradenames, tradestyles, trade secrets, equipment formulation, manufacturing procedures, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses, franchises, tax refunds, tax refund claims, computer programs, computer data bases, computer program flow diagrams, source codes, object codes, customer lists and all other intangible property of every kind and nature.

         "GUARANTOR" means individually, each of the Persons listed on SCHEDULE 1(B) and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and "GUARANTORS" means collectively all such Persons.

         "GUARANTOR SECURITY AGREEMENTS" means collectively, each Security Agreement executed by a Guarantor in favor of Agent, as same may be amended, modified, supplemented or ratified from time to time.

         "GUARANTY AGREEMENTS" means collectively, (i) (x) Amended and Restated Guaranties and (y) Guaranties dated March 14, 1994 which are executed by each Guarantor in favor of Agent and (ii) such other Guaranties as shall be executed and delivered hereafter from time to time by a Guarantor.

         "HAZARDOUS SUBSTANCE" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, ET SEQ.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

         "INCIPIENT EVENT OF DEFAULT" means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

         "INDEBTEDNESS" means as to any Person (without duplication):

         (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed; and

         (b) any indebtedness, whether or not for borrowed money, secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; and

         (c) any indebtedness, whether or not for borrowed money, including any capital lease obligation, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise (excluding accounts payable incurred in the ordinary course of business, if (i) such accounts payable are not more than 150 days past due or
(ii) such accounts payable are more than 150 days past due, are being contested in good faith, and would not, in accordance with GAAP, appear as Indebtedness on a balance sheet of such person; and

         (d) any indebtedness of any other Person of the character referred to in subdivision (a), (b) or (c) of this definition with respect to which the Person whose Debt is being determined has become liable by way of a guaranty.

         "INTEREST PERIOD" shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 4(b).

         "INVENTORY" means and includes all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, artwork, finished goods and materials and supplies (including but not limited to art supplies) of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

         "LENDER SETTLEMENT DATE" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

         "LETTERS OF CREDIT" shall have the meaning set forth in Section 2(m).

         "LETTER OF CREDIT FEES" shall have the meaning set forth in Section
5(b).

         "LC RESERVE" shall mean an amount at any time equal to the aggregate face amount of outstanding Letters of Credit.

         "LIBO FLOATING RATE" shall mean the average of the daily LIBO Rate in effect for the month for which such election is made under this Agreement.

         "LIBO RATE" shall mean, relative to any day, the rate of interest equal to the rate per annum listed in the Wall Street Journal on such day as the LIBO Rate for a period equal to one month.

         "LIBO RATE ADVANCE" shall mean the Loans or any portion thereof bearing interest at a rate of interest determined by reference to the LIBO Floating Rate.

         "LIBOR" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the rate per annum quoted by the Bank two (2) Business Days prior to the first day of such Interest Period for the offering by the Bank to prime commercial banks in the London interbank Eurodollar market of Dollar deposits in immediately available funds for a period equal to such Interest Period and in an amount equal to the amount of such Eurodollar Rate Loan.

         "LOAN SALE" shall have the meaning set forth in Section 5(b)(iii).

         "LOANS" means the Revolving Credit Advances, Letters of Credit and all other extensions of credit hereunder.

         "MATURED FUNDS RATE" means the rate of interest, announced by BNY from time to time, as the rate applicable to matured funds, such rate to be adjusted automatically on the effective date of any change in such rate as announced by BNY.

         "MAXIMUM LOAN AMOUNT" means (a) $100,000,000 minus (b) the outstanding amount of loans and advances made by BNY/Cafco Financial Corporation to National Directory Advertising Programs, Inc.

         "MEDIA BILLING RECEIVABLES" means Receivables which arise following delivery to the customer of (i) a copy of the advertisement which appears in the directory publication and (ii) a copy of the invoice from the directory publisher.

         "MEI" means McKelvey Enterprises, Inc., a New York corporation.


         "MINIMUM VOLUME CHARGES" shall have the meaning set forth in Section 5(e)(ii).

         "NET FACE AMOUNT" of Receivables or Affiliate Receivables means the gross face invoice amount thereof, less returns, discounts (the calculation of which shall be determined by Agent where optional terms are given), anticipation or any other unilateral deductions taken by Customers, and credits and allowances to Customers of any nature.

         "OBLIGATIONS" means and includes all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by Borrower to (a) all Lenders (other than BNY) direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys fees chargeable to Borrower's account or incurred by a Lender in connection with Borrower's account whether provided for herein or in any Ancillary Agreement and (b) BNY (or any corporation that directly or indirectly controls or is controlled by or is under common control with BNY) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including, without limitation, any debt, liability or obligation owing from Borrower to others which BNY may have obtained by assignment or otherwise and further including, without limitation, all interest, charges or any other payments Borrower is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys' fees chargeable to Borrower's account or incurred by Lender in connection with Borrower's account whether provided for herein or in any Ancillary Agreement.

         "ORIGINAL OWNER" means Andrew McKelvey.

         "PARTICIPATION YEAR" shall mean the twelve month period commencing as of the first day of the month in which the first Loan Sale occurs.

         "PARTIAL YEAR" shall have the meaning set forth in Section 5(e)(ii).

         "PAST DUE PAYABLES" shall mean all accounts payable of Borrower and Scheduled Affiliates that (i) remain unpaid beyond their respective originally granted terms or (ii) have begun to accrue interest.

         "PERMITTED LIENS" means (i) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (ii) liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (a) not overdue or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, (iii) liens in favor of Agent, (iv) liens for taxes (a) not yet due or (b) being diligently contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, (v) liens placed on equipment or on any fixed assets within 180 days of their acquisition to secure a portion of the purchase price thereof provided (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of indebtedness secured by such liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 12(p) hereof and (vi) liens specified on
SCHEDULE 1(A) hereto.

         "PERMITTED OVERADVANCES" shall have the meaning set forth in Section 2(c).

         "PERMITTED PERIOD" shall have the meaning provided in Section 2(c) hereof.

         "PERSON" means an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         "PRIME RATE" means the prime commercial lending rate of Bank as publicly announced in New York, New York to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

         "PURCHASING LENDER" shall have the meaning set forth in Section 15 hereof.

         "RECEIVABLES" means and includes all of Borrower's now owned or hereafter acquired accounts and contract rights (including Affiliate Receivables acquired by Borrower), instruments, insurance proceeds, documents, chattel paper, letters of credit and Borrower's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to Borrower, all proceeds thereof and all files in which Borrower has any interest whatsoever containing information identifying or pertaining to any of Borrower's Receivables, together with all of Borrower's rights to any merchandise which is represented thereby, and all Borrower's right, title, security and guaranties with respect to each Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

         "RECEIVABLES ADVANCE RATE" shall have the meaning set forth in the definition of Receivables Availability.

         "RECEIVABLES AVAILABILITY" means the amount of Revolving Credit Advances against Eligible Receivables Lenders may from time to time during the term of this Agreement make available to Borrower up to 90% ("Receivables Advance Rate") of the net face amount of the Eligible Receivables; PROVIDED, HOWEVER, that the maximum amount of Revolving Credit Advances outstanding at any time against Media Billing Receivables shall not exceed $10,000,000.

         "REPORTS" shall have the meaning set forth in Section 14.

         "REQUIRED LENDERS" shall mean Lenders holding at least fifty-one percent (51%) in aggregate principal amount of the Loans outstanding at that time.

         "RETAINED GOODS" shall have the meaning set forth in Section 8(h).

         "REVOLVING CREDIT ADVANCES" shall mean all Loans made hereunder other than Letters of Credit.

         "SCHEDULED AFFILIATES" shall mean those Affiliates which (i) are currently parties to that certain Assignment Agreement (the "Assignment Agreement") dated as of January 1, 1992 by and among Borrower and each of the Affiliates named therein and (ii) are Guarantors hereunder, which Affiliates are listed on SCHEDULE 1(B) hereto as well as those Affiliates that hereafter become Guarantors and Scheduled Affiliates hereunder upon written notice to Agent and execution of all necessary documentation by such Affiliate.

         "SETTLEMENT DATE" means two (2) Business Days after the day on which the applicable Receivable or Affiliate Receivable is actually collected by Agent.

         "SUBORDINATED DEBT" means any debt subordinated to Lenders upon terms and conditions satisfactory to Agent in its sole discretion and pursuant to agreements in form and substance satisfactory to Agent and its counsel in all respects.

         "SUBSIDIARY" of any Person means a corporation or other entity 50% or more of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

         "TANGIBLE NET WORTH" at a particular date means (a) the aggregate amount of all assets of Borrower on a Consolidated Basis as may be properly classified as such in accordance with GAAP consistently applied (including such assets owned on the Closing Date as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of the Borrower on a Consolidated Basis. Notwithstanding the foregoing, for purposes of calculating Tangible Net Worth, the maximum amount of Intangibles may not exceed the greater of (i) $65,000,000 or (ii) (a) 20% or (b) 30% (following the occurrence of a Conforming Equity Event) of the amount of all of the assets and any excess shall not be included in the calculation of Tangible Net Worth.

         "TERM" means the Closing Date through the fifth anniversary thereof subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

         "TOTAL LIABILITIES" at a particular date means all Indebtedness of Borrower on a Consolidated Basis as at such date.

         "VOLUME" shall have the meaning set forth in Section 5(e)(ii).

         "WCI" means Worldwide Classified Inc., a Delaware corporation.

         "WEEK" shall mean the time period commencing with a Wednesday and ending on the following Tuesday.

         "WORKING CAPITAL" at a particular date means the excess, if any, of Current Assets over Current Liabilities at such date.

         (B) ACCOUNTING TERMS. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

         (C) OTHER TERMS. All other terms used in this Agreement and defined in the Uniform Commercial Code as adopted in the State of New York, shall have the meaning given therein unless otherwise defined herein.

         2.   ACCOUNTS RECEIVABLES MANAGEMENT; LOANS; LETTERS OF CREDIT.

         (a) BNY for itself and not in its capacity as Agent shall perform accounts receivable management and record keeping services for Borrower. The procedure manual BNY has delivered to Borrower describes BNY's current practices and procedures regarding its accounts receivable management and record keeping services. BNY reserves the right to vary such practices and procedures from time to time in its sole discretion. BNY's liability to Borrower for any alleged failure on BNY's part to provide adequate accounts receivable management and record keeping services shall be expressly limited to a refund of commissions paid by Borrower during the period of such alleged failure and BNY shall have no liability of any kind whatsoever for consequential or other damages or penalties based upon any such alleged failure on BNY's part unless BNY shall have significantly and materially adversely departed from its published practices and procedures. In such event, Borrower may, upon one hundred twenty
(120) days prior written notice, terminate BNY's right and obligation to provide collection services regarding Borrower's accounts receivable provided that such termination shall not affect BNY's right to continue to conduct accounts receivable management for Borrower PROVIDED, HOWEVER, that Borrower shall continue to pay BNY the fees provided for in Section 5(e) less an amount equal to the actual decrease in BNY's costs and expenses as a result of the termination of its obligation to perform collection functions with respect to the Receivables and/or Affiliate Receivables. Notwithstanding anything to the contrary contained herein, so long as no Event of Default shall have occurred hereunder, in the event that Borrower shall have (i) acquired Receivables and/or Affiliate Receivables or (ii) entered into transactions with new Customers which give rise to Receivables or Affiliate Receivables and, in either case, the Receivables or Affiliate Receivables have an average face amount of $1,000 or less, Borrower may elect not to have BNY perform accounts receivable management and/or record keeping services with respect to such Receivables or Affiliate Receivables, PROVIDED that Borrower shall remit the proceeds of such Receivables or Affiliate Receivables to a blocked account maintained by Borrower in accordance with Section 22 hereof.

         (b) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, each Lender, severally and not jointly, shall make Revolving Credit Advances to Borrower from time to time during the Term which, in aggregate amounts outstanding at any time equal such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount less the aggregate amount of outstanding Letters of Credit or (y) an amount equal to the sum of:

              (i)  Receivables Availability, MINUS

              (ii)  the aggregate amount of outstanding Letters of Credit, MINUS

             (iii) such reserves as Agent may reasonably deem proper and necessary from time to time including, without limitation, the LC Reserve.

    The sum of 2(b)(i), minus (ii) minus (iii) shall be referred to as the "Formula Amount".

         (c) Notwithstanding the limitations set forth above, Lenders retain the right to lend Borrower from time to time such amounts in excess of such limitations as Lenders may determine in their sole discretion. The term "Permitted Overadvances" means (i) involuntary overadvances that may result from time to time due to the fact that any borrowing formulas set forth in this Agreement were unintentionally exceeded (whether at the time of any Loan or at the time of the issuance of any Letter of Credit or otherwise) for any reason (other than the Agent's gross negligence or willful misconduct), including Collateral believed to be eligible in fact being or becoming ineligible or the return of uncollected checks or other items applied to the reduction of the Loans or other Obligations, as well as overadvances made by the Agent without Lenders' consent for up to two weeks after discovering the unintentional overadvance, provided that the Agent does not during that period voluntarily increase the amount by which the borrowing formulas had been exceeded as of the start of that period, and (ii) (x) voluntary overadvances made by the Agent in its sole discretion which shall not cause the Obligations to exceed the borrowing formulas by the lesser of (x) 10% of the amount permitted to be borrowed under Section 2(b) or (y) $8,000,000 at any one time outstanding, or (c) be with the consent of all Lenders and (y) voluntary overadvances made by BNY in its sole discretion ("BNY Overadvances") which shall (i) be designated by BNY as a BNY Overadvance, (ii) be due and payable to BNY on demand (subject to the last sentence of this Section (c)),
(iii) not exceed $5,000,000 at any time outstanding, (iv) be secured by the Collateral on a basis junior to all other Obligations of Borrower hereunder and
(v) not result in the then aggregate Revolving Credit Advances outstanding exceeding the Maximum Amount. Any such Permitted Overadvances in excess of $1,000,000 (other than with respect to a BNY Overadvance) may remain outstanding for no more than ten (10) Business Days in any thirty (30) day period. To the extent any Permitted Overadvances are made (other than with respect to a BNY Overadvance), each Lender shall bear its Commitment Percentage thereof. BNY shall not demand repayment of a BNY Overadvance, unless after giving effect to such repayment the then aggregate outstanding principal balance of outstanding Loans (including any Permitted Overadvances) is less than the lesser of (A) the Maximum Loan Amount or (B) the Formula Amount

         (d)  RESERVED

         (e) Borrower acknowledges that the good faith exercise of Agent's discretionary rights hereunder may result during the Term in one or more increases or decreases in the Receivables Advance Rate and Borrower hereby consents to any such increases or decreases which may limit or restrict advances requested by Borrower, including, without limitation, any decreases in the Receivables Advance Rate imposed by Agent in the event Borrower shall have terminated BNY's obligation to perform accounts receivable management for Borrower pursuant to Section 2(a) hereof.

         (f) On the date that any interest, fees, costs, charges or commissions to Agent or any Lender are due, Borrower shall thereby be deemed to have requested, and Agent is hereby authorized at its discretion to make and charge to Borrower's account, a Revolving Credit Advance to Borrower as of such date in an amount equal to such unpaid interest, fees, costs, charges or commissions.

         (g) Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its obligations under this Agreement, including but not limited to the payment of taxes, insurance premiums or leasehold obligations, shall be charged to Borrower's account as a Revolving Credit Advance and added to the Obligations.

         (h) Agent will account to Borrower monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrower in writing to the contrary within thirty
(30) days of the date each account was rendered specifying the item or items to which objection is made.

         (i) During the Term, Borrower may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

         (j) The aggregate balance of Loans outstanding at any time shall not exceed the Maximum Loan Amount. The aggregate balance of Revolving Credit Advances outstanding at any time shall not exceed the Formula Amount.

         (k) Subject to the terms and conditions hereof, Agent shall (a) issue or cause the issuance of Letters of Credit ("Letters of Credit") PROVIDED, HOWEVER, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Credit Advances PLUS
(ii) outstanding Letters of Credit (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (x) the Maximum Loan Amount or (y) the Formula Amount which is calculated as if the requested Letter of Credit has been issued. The maximum amount of outstanding Letters of Credit shall not exceed $5,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Credit Advances and shall bear interest at the applicable Contract Rate; Letters of Credit that have not been drawn upon shall not bear interest. Letters of Credit shall be subject to the terms and conditions set forth in the Letter of Credit and Security Agreement attached hereto as EXHIBIT 2(l).

         (l) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, Agent's standard form of Letter of Credit and Security Agreement together with Bank's standard form of Letter of Credit Application (collectively, the "Letter of Credit Application"), completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.

         (m) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit's date of issuance and in no event later than the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

         (n) In connection with the issuance of any Letter of Credit Borrower shall indemnify, save and hold Agent and each Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent and any Lender, and expenses and reasonable attorneys' fees incurred by Agent or any Lender arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower. Borrower shall be bound by Agent's or any issuing or accepting bank's regulations and good faith interpretations of any Letter of Credit issued or created for Borrower's account, although this interpretation may be different from Borrower's own; and, neither Agent nor any Lender, the bank which opened the Letter of Credit, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Agent's or any Lender's or such correspondents' willful misconduct.

         (o) Borrower shall authorize and direct any bank which issues a Letter of Credit at the Agent's direction to name Borrower as the "Account Party" therein and to deliver to Agent all instruments, documents, and other writings and property received by the bank pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

         (p) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower's name on bills of lading;
(iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of Borrower or Agent or Agent's designee, and to sign and delivery to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower's name or Agent's, or in the name of Agent's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent's or its attorney's willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

         (q) Each Lender shall to the extent of the percentage amount equal to the product of such Lender's Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unreimbursed reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Revolving Credit Advances exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Loan Amount or the Formula Amount, and such disbursement is not reimbursed by Borrower within two (2) Business Days, the Agent shall promptly notify each Lender and upon the Agent's demand each Lender shall pay to the Agent such Lender's proportionate share of such unreimbursed disbursement together with such Lender's proportionate share of the Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by the Agent of a repayment from Borrower of any amount disbursed by the Agent for which the Agent had already been reimbursed by the Lenders, the Agent shall deliver to each of the Lenders that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (A) the Agent ceases to be obligated to issue Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

         3.   REPAYMENT OF LOANS.

         (a) Subject to the provisions of Section 2(c) hereof, Borrower shall be required to (i) make a mandatory prepayment hereunder at any time that the aggregate outstanding principal balance of the Loans made by Lenders to Borrower hereunder is in excess of the lesser of the (x) Maximum Loan Amount or (y) Formula Amount in an amount equal to such excess, and (ii) repay on the expiration of the Term (x) the then aggregate outstanding principal balance of Revolving Credit Advances made by any Lender to Borrower hereunder together with accrued and unpaid interest, fees, charges and commissions and (y) all other amounts owed any Lender under this Agreement and the Ancillary Agreements.

         (b) Subject to Section 2(c) hereof with respect to BNY Overadvances, each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Credit Advances, shall be applied to the Revolving Credit Advances pro rata according to the Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent on behalf of the Lenders, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

         (c) Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its Commitment Percentage of the Loans available to the Agent, the Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to the Agent and, in reliance upon such assumption, make available to Borrower a corresponding amount. The Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to the

Agent on a date after a Lender Settlement Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the daily average federal funds rate (computed on the basis of a year of 360 days) during such period as quoted by the Agent, times (ii) such amount, times (iii) the number of days from and including such Lender Settlement Date to the date on which such amount becomes immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this paragraph
(e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to the Agent by such Lender within three (3) Business Days after such Lender Settlement Date, the Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to Revolving Credit Advances hereunder, on demand from Borrower; PROVIDED, HOWEVER, that the Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrower's rights (if any) against such Lender.

         4.   PROCEDURE FOR REVOLVING CREDIT ADVANCES.

         (a) The Borrower may by written notice to Agent request a borrowing of Revolving Credit Advances prior to 1:00 P.M. New York time on the Business Day of its request to incur, on that day, a Revolving Credit Advance. Such notice shall specify that portion of the Advances then being requested which are to be Alternate Base Rate Loans or LIBO Rate Loans. All Revolving Credit Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Lenders, shall be charged to the Borrower's account on Agent's books. The proceeds of each Revolving Credit Advance made by the Lenders shall be made available to the Borrower on the day so requested by way of credit to the Borrower's operating account maintained with such bank as Borrower designated to Agent. Any and all Obligations due and owing hereunder may be charged to Borrower's account and shall constitute Revolving Credit Advances.

         (b)  Notwithstanding the provisions of (a) above, in the event
Borrower desires to obtain a Eurodollar Rate Loan, it shall give Agent at least three (3) Business Days' prior written notice; specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be
(x) a minimum amount of $10,000,000 and in integral multiples of $1,000,000 with respect to Eurodollar Rate Loans and (iii) the duration of the first Interest Period therefor. Interest Periods for a Eurodollar Rate Loan shall be for one, two, three or six months. No more than eight (8) Eurodollar Rate Loans may be outstanding at any time.

         (c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in (b)(iii) above provided that:

              (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be the next preceding or succeeding Business Day as is the Bank's custom in the market to which such Eurodollar Rate Loan relates;

              (ii) no Interest Period shall end after the last day of the Term; and

              (iii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month.

         Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to the Agent pursuant to
Section 4(b) or by its notice of conversion given to the Agent pursuant to
Section 4(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If the Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to an Alternate Base Rate Loan subject to Section 4(d) hereinbelow.

         (d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, convert any Loan into a Loan of another type in the same aggregate principal amount provided that (i) any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan and (ii) any conversion of an Alternate Base Rate Loan or LIBO Rate Loan into a Eurodollar Loan may be made only upon three (3) Business Days prior written notice as provided in
Section 4(b) above. If Borrower desires to convert a Loan, it shall give Agent written notice, specifying the date of such conversion, the Loans to be converted and if the conversion is to a Eurodollar Rate Loan, the duration of the first Interest Period therefor.

         (e) At its option and upon three (3) Business Days' prior written notice, Borrower may prepay the Advances in whole at any time, with accrued interest on the principal being prepaid to the date of such repayment in the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, and Borrower shall indemnify the Agent and Lenders therefor in accordance with Section 4(f) hereof.

         (f) Borrower shall indemnify the Agent and Lenders and hold the Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including (but not limited to) any interest payable by the Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

         (g) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans to make or maintain its Eurodollar Rate Loans), the obligation of the Lender to make Eurodollar Rate Loans hereunder, shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from the Lender, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into Loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not applicable to such Eurodollar Rate Loan, Borrower shall pay the Lender, upon the Lender's request, such amount or amounts as may be necessary to compensate the Lender for any loss or expense sustained or incurred by the Lender in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by the Lender to lenders of funds obtained by the Lender in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to Borrower shall be conclusive absent manifest error.

         5.   INTEREST; FEES; COMMISSIONS.

         (a)  Interest.

              (i) Except as modified by paragraph 5(a)(iii) below, interest on Revolving Credit Advances shall be paid to Agent for the benefit of the Lenders in arrears on the last day of each month with respect to Alternate Base Rate Loans, Eurodollar Rate Loans and LIBO Rate Loans. Interest charges shall be computed on the actual principal of Revolving Credit Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to the applicable Contract Rate. Whenever subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Alternate Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.

             (ii) Interest shall be computed on the basis of actual days elapsed over a 360-day year.

            (iii) Upon the occurrence and during the continuance of an Event of Default, at the Agent's option interest shall be payable at the Default Rate.

              (iv) Notwithstanding the foregoing, in no event shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement or an Ancillary Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Lender's option, to the outstanding Loans in such order as Lender shall determine or refunded by Lender to Borrower.

               (v) Borrower shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

               (vi) The Applicable Margin shall be (a) zero percent (0%)
with respect to Alternate Base Rate Loans, (b) two and one half percent (2.5%) with respect to Eurodollar Rate Loans, and (c) two and one-half percent (2.5%) with respect to LIBO Rate Loans provided however the Applicable Margin shall be adjusted to the applicable amounts set forth below (subject to imposition of the Default Rate as provided herein) based upon the corresponding Adjustment Percentage as set forth below and as reflected in the most recent financial statements delivered pursuant to section 11(a) or 11(b) hereof (commencing with delivery of the audited financial statements for the fiscal year ending December 31, 1996). Each such adjustment shall take effect (if at all) as of the first day of the first month following the date that the applicable financial statements described in the immediately preceding sentence were received by Agent and shall remain in effect until the latest date delivery of financial statements are received pursuant to Section 11(a) or (b) hereof that demonstrate a change in the Adjustment Percentage whereupon, (subject to imposition of the Default Rate as provided herein), the Applicable Margin shall be decreased or increased, as the case may be, to the applicable amounts set forth below:

                 APPLICABLE MARGIN       APPLICABLE MARGIN
                   WITH RESPECT TO        WITH RESPECT       APPLICABLE MARGIN
   ADJUSTMENT       ALTERNATE BASE         TO EURODOLLAR       WITH RESPECT TO
   PERCENTAGE        RATE LOANS             RATE LOANS         LIBO RATE LOANS
   ----------    ------------------     ------------------  -------------------

Greater than 8%          - 1%                  +150                +150

Equal to or less
than 8% but greater
than 7%                - 1/2%                  +200                +200

Equal to or less
than 7% but greater
than 2%                  - 0                   +250                +250

Equal to or less
than 2% but greater
than 1%                + 1/2%                  +300                +300

Equal to or less
than 1%                  + 1%                  +350                +350

          Notwithstanding the foregoing, upon the occurrence of an Equity Event pursuant to which Borrower receives cash proceeds of $60,000,000 or more ("Conforming Equity Event"), the Applicable Margin shall no longer be decreased or increased based upon the Adjustment Percentage but rather shall be adjusted to the applicable amounts set forth below as of the first day of the month following the month in which the Conforming Equity Event occurs:


                APPLICABLE MARGIN     APPLICABLE MARGIN
AMOUNT OF        WITH RESPECT TO       WITH RESPECT        APPLICABLE MARGIN
CONFORMING       ALTERNATE BASE        TO EURODOLLAR        WITH RESPECT TO
EQUITY EVENT      RATE LOANS            RATE LOANS          LIBO RATE LOANS
- ------------    ------------------    ------------------   ------------------
$75,000,000 or
more                  - 1%                   +150                +150

$60,000,000 to
$74,999,999         - 1/2%                   +200                +200

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

          (b)  Fees.


                (i) UNUSED LINE FEE. In the event the average closing daily unpaid balances of all Revolving Credit Advances (which, for these purposes shall include the aggregate face amount of all outstanding Letters of Credit) hereunder during any calendar month is less than ($100,000,000) for such month, Borrower shall pay to Agent a fee at a rate per annum equal to (a) one-half of one percent (1/2%) or (b) one-quarter of one percent (.25%) following the occurrence of a Conforming Equity Event on the amount by which $100,000,000 exceeds such average daily unpaid balance. Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, and shall be charged to Borrower's account on the first day of each month with respect to the prior month.

               (ii) COLLATERAL MONITORING FEE. Upon Agent's performance of any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which monitoring is undertaken by Agent or for Agent's benefit, an amount equal to Agent's then daily fee for such services which as of the Closing Date is $750 per day, per person, for each person reasonably employed to perform such monitoring together with all costs, disbursements and expenses incurred by the Agent and the person performing such collateral monitoring shall be charged to Borrower's account, provided, that, so long as no Event of Default or Incipient Event of Default has occurred and the prior field examinations are not determined to be inadequate, in Agent's sole discretion, such fee shall not exceed $75,000 during any Contract Year. Notwithstanding the foregoing, following the occurrence of a Conforming Equity Event, Lender shall conduct such field examinations only on a quarterly basis, provided that no such limitation shall apply (a) following the occurrence and during the continuation of an Event of Default or (b) if the last preceding field examination was unsatisfactory.

               (iii) COLLATERAL AGENT FEE. Borrower shall pay Agent an annual collateral agent fee of $25,000 following the sale, assignment or transfer of any of the Obligations ("Loan Sale") to any other financial institutions which shall be payable in full on the first day of the month following the month in which such Loan Sale occurs and on each 12 month anniversary date of such day thereafter during the term hereof; PROVIDED, HOWEVER, following the occurrence of a Conforming Equity Event such fee shall be decreased to $15,000 per annum. Such fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

                (iv)    LETTER OF CREDIT FEES.  Borrower shall pay Agent (i)
(A) for issuing or causing the issuance of a standby Letter of Credit, a fee computed at a rate per annum of one and one-half percent (1.50%) on the outstanding amount thereof from time to time and (B) for issuing or causing the issuance of a Letter of Credit that is not a standby Letter of Credit, a fee equal to 1/4% of the original and each increase in the face amount thereof for each 30 days or part thereof of its term (the fees set forth in (A) and (B) referred to as "Letter of Credit Fees") and (ii) Bank's other customary charges payable in connection with Letters of Credit as in effect from time to time (which charges shall be furnished to Borrower by Agent upon request). Such fees and charges shall be payable (i) in the case of any Letter of Credit, on its opening (ii) in the case of a standby Letter of Credit, (A) monthly thereafter in advance and (B) upon each increase in the outstanding amount thereof and (iii) in the case of any Letter of Credit that is not a standby Letter of Credit, at the time of each increase in face amount thereof. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Bank's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

                 (v) CLOSING FEE. Borrower shall pay to Agent for the ratable benefit of Lenders on the Closing Date a Closing Fee in the amount of $200,000.

                (vi) PERMITTED OVERADVANCE FEE. For each "Excess Permitted Overadvance" a fee equal to the product of (a) $5,000 multiplied by
(b) the number of days in such month during which Excess Permitted Overadvances were outstanding may, in Agent's sole discretion, be charged. Such fee shall be paid on the last day of each month. For purposes of this clause (vi) an Excess Permitted Overadvance shall be deemed to exist on any day (other than during any two periods of five consecutive days in each month when the Borrower may have outstanding Permitted Overadvances of not more than $5,000,000) when the Borrower's Permitted Overadvances (other than BNY Overadvances) exceed $1,000,000. Notwithstanding the foregoing, no such Fee shall be charged with respect to one Excess Permitted Overadvance per month which is eliminated within three

Business Days of its occurrence. If such Excess Permitted Overadvance is not eliminated within such period, any fee which is charged shall be calculated for each day during that month on which an Excess Permitted Overadvance occurred.

               (vii) EURODOLLAR RATE LOAN FEE. For each Eurodollar Rate Loan that is made by Lenders hereunder, Borrower shall pay a fee to Agent of $250.00 at the time of making any such Loan, which such fee shall be subject to increase by Agent from time to time.

          (c) INCREASED COSTS. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 5(c), the term "Lender" shall include any Lender and any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                 (i) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to any Lender of principal, fees, interest or any other amount payable hereunder or under any Ancillary Agreements (except for changes in the rate of tax on the overall net income of any Lender by the jurisdiction in which it maintains its principal office);

                (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

               (iii) impose on any Lender any other condition with respect to this Agreement or any Ancillary Agreements;

and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining its Loans hereunder by an amount that any Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that any Lender deems to be material, then, in any case Borrower shall promptly pay such Lender, upon its demand, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be. Agent shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

          (d)  CAPITAL ADEQUACY.

                 (i) In the event that Agent shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 5(d), the term "Lender" shall include any Lender and any corporation or bank controlling any Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, Borrower shall pay upon demand to such Lender such additional amount or amounts as will compensate such Lender for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to such Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

               (ii) A certificate of Agent setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 5(d) hereof when delivered to Borrower shall be conclusive absent manifest error.

          (e)  COMMISSION.

                (i) Borrower shall pay to BNY monthly, for its own account and not in its capacity as Agent hereunder, on the fifteenth day of each month, a commission at the rate of (x) .225% of the gross face amount of each invoice assigned to BNY evidencing the first $400,000,000 in aggregate Receivables and Affiliate Receivables purchased hereunder in any Calendar Year, (y) .175% of the gross face amount of each invoice assigned to BNY evidencing Receivables and Affiliate Receivables in excess of $400,000,000 but no more than $500,000,000 in aggregate Receivables and Affiliate Receivables for any Calendar Year and (z)
 .125% of the gross face amount of each invoice assigned to BNY evidencing Receivables and Affiliate Receivables in excess of $500,000,000 in aggregate Receivables and Affiliate Receivables for any Calendar Year. In the event that Borrower acquires a majority of the capital stock or all or substantially all of the assets of another Person not theretofore a Scheduled Affiliate and the sales to invoice ratio with respect to the Receivables and/or Affiliate Receivables acquired in connection with such Transaction shall increase BNY's costs of managing the Receivables and Affiliate Receivables hereunder, Borrower shall negotiate, in good faith, an increase in the commissions payable by Borrower under this Section 5(e) with respect to the Receivables and/or Affiliate Receivables so acquired. If Borrower and BNY shall not agree on the increased fee, Borrower (rather than BNY) shall thereafter be obligated to perform any collection function with respect to the Receivables and/or Affiliate Receivables so acquired and BNY shall only be obligated to perform record keeping services with respect to the Receivables and/or Affiliate Receivables; PROVIDED, HOWEVER, Borrower shall pay BNY .15% of the gross face amount of each invoice assigned to BNY evidencing the Receivables and/or Affiliate Receivables so acquired. Further, in the event that at the end of any month the average billings per Customer have decreased by more than 25% in the aggregate from the average billings per Customer in existence on March 31, 1994, Borrower shall negotiate, in good faith, an increase in the commissions payable by Borrower under this Section 5(e). If Borrower and BNY shall not agree on the increased fee, BNY shall have the right to terminate its obligation to perform any collection function and remain responsible only for record keeping services, for which Borrower shall pay BNY a fee equal to .15% of the gross face amount of each invoice assigned to BNY evidencing the Receivables and/or Affiliate Receivables so serviced.

               (ii) Notwithstanding anything contained in the foregoing subsection (i) to the contrary, the aggregate amount of Receivables and Affiliate Receivables with respect to which Borrower shall be obligated to pay commissions hereunder and which Borrower shall be obligated to assign to Agent hereunder ("Volume") shall not be less than the Annual Minimum for each year during the Term (a "Contract Year") or that part of the Contract Year during which this Agreement is in effect in the event of termination prior to the end of a Contract Year (a "Partial Year"). In the event the Volume during any Contract Year or Partial Year, as applicable, is less than the Annual Minimum, then BNY shall charge Borrower's account in an amount equal to the amount by which the commission on the Annual Minimum exceeds the commission on the Volume for the Contract Year or Partial Year, as applicable. The foregoing amounts which BNY shall charge to Borrower's account are hereinafter referred to as "Minimum Volume Charges." BNY shall compute the Minimum Volume Charges on a calendar quarterly basis and charge Borrower's account for the same on the first day of the month following the end of such calendar quarter or on the first day of the month following the effective date of termination of this Agreement in the case of a Partial Year.

          (f) MATURED FUNDS. On the last day of each month during the Term, BNY shall credit Borrower's account with interest at the Matured Funds Rate in effect during such month on the average daily balance during such month of any amounts payable by BNY to Borrower hereunder which are not drawn by Borrower on the Settlement Date.

     5A.  CONDITION TO ALL LOANS.

          Notwithstanding any other provisions contained in this Agreement, the making of each Revolving Credit Advance and issuance of a Letter of Credit provided for in this Agreement shall be conditioned upon the satisfaction of the matters set forth in this SECTION 5A, and each request by Borrower for a Revolving Credit Advance or Letter of Credit shall constitute a representation to Agent and the Lenders that each such condition set forth below has been met or satisfied.

          (A) WARRANTIES AND REPRESENTATIONS. All of the warranties and representations contained in this Agreement or any Ancillary Agreement shall be true and correct in all material respects on and as of the date of such Revolving Credit Advance on issuance of Letters of Credit as if made on such date and each request for a Revolving Credit Advance or Letter of Credit shall constitute an affirmation by Borrower that such warranties and representations are then true and correct in all material respects in each case, except to the extent that such warranties and representations either relate to an earlier date or shall be untrue or incorrect solely as a result of occurrences permitted under this Agreement or are consented to by Agent or the Required Lenders in writing.

          (B) NO DEFAULT. No Event of Default shall have occurred or will result from such Revolving Credit Advance or issuance of Letter of Credit and no Incipient Event of Default shall have occurred which may become an Event of Default or will result from such Revolving Credit Advance or issuance of Letter of Credit.

          6.   SECURITY INTEREST.

          (a) To secure the prompt payment to Lenders of the Obligations, Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have for the benefit of the Lenders a continuing security interest in and upon all Collateral heretofore granted to Agent pursuant to the Original ARM Agreement and, to the extent not otherwise granted to or held by Agent, hereby assigns, pledges and grants to Agent, for the benefit of the Lenders, a continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located (whether or not the same is subject to Article 9 of the Uniform Commercial Code). All of the Borrower's ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by Agent, be kept by Borrower in trust for Agent until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by Borrower shall be deemed to include the foregoing grant, whether or not the same appears therein.

          (b) Agent may file one or more financing statements disclosing Agent's security interest in the Collateral without Borrower's signature appearing thereon or Agent may sign on Borrower's behalf as provided in paragraph 13 hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. If any Receivable or Affiliate Receivable becomes evidenced by a promissory note or any other instrument for the payment of money, Borrower will immediately deliver such instrument to Agent appropriately endorsed. Borrower will execute any and all documents reasonably requested by Agent to Borrower to effectuate the assignment of any and all tax refunds payable to Borrower including, without limitation, powers of attorney.

          7. REPRESENTATIONS CONCERNING THE COLLATERAL. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder):

          (a) all the Collateral (i) is owned by Borrower free and clear of all claims, liens, security interests and encumbrances (including without limitation any claims of infringement) except (A) those in Agent's favor and (B) Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a security interest or requiring notice of or consent to the granting of a security interest;

          (b) all Receivables and Affiliate Receivables (i) represent complete bona fide transactions which require no further act under any circumstances on Borrower's part to make such Receivables or Affiliate Receivable payable by Customers other than the acts which must reasonably and promptly in the ordinary course be taken by Borrower in connection with Cycle Billings and Media Billings Receivables with respect to billing and delivery of invoices, (ii) to the best of Borrower's knowledge, are not subject to any present, future or contingent Disputes and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Scheduled Affiliate or Subsidiary of Borrower.

          (c) that the Borrower and the Scheduled Affiliates ("Obligated Party") are solely responsible for payment of all advertising purchased by the Obligated Party from such media source and that the media source has no recourse against the Customer of an Obligated Party with respect to any such payment.

          8. COVENANTS CONCERNING THE COLLATERAL. During the Term, Borrower covenants that it shall:

          (a) not dispose of any of the Collateral whether by sale, lease or otherwise except for the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business during any fiscal year only to the extent that (x) (i) the proceeds of any such disposition are used or committed to be used to acquire replacement Equipment which is subject to Agent's first priority security interest and (ii) which has a fair market value not less than the Equipment which was disposed or transferred or (y) the proceeds of which are remitted to Agent in reduction of the Obligations;

          (b) not encumber, mortgage, pledge, assign or grant any security interest in any Collateral or any of Borrower's other assets to anyone other than Agent except (i) Permitted Liens and (ii) as set forth on SCHEDULE 1(A) attached hereto and made a part hereof;

          (c) place notations upon Borrower's books of account and any quarterly or annual financial statement prepared by Borrower to disclose Agent's security interest in the Collateral;

          (d) defend the Collateral against the claims and demands of all parties.

          (e) keep and maintain the Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. Borrower shall not permit any such items to become a fixture to real estate or accessions to other personal property;

          (f) not extend the payment terms of any Receivable without prompt notice thereof to Agent;

          (g) perform all other steps requested by Lender to create and maintain in Agent's favor a valid perfected first security interest in all Collateral; and

          (h) Borrower shall promptly upon request provide Agent with duplicate originals of all credits which Borrower issues to its Customers and immediately notify Agent of any merchandise returns or Disputes. Borrower shall settle all Disputes at no cost or expense to Lenders. Should Agent so elect, upon the occurrence of any Event of Default, Agent may at any time in its discretion (i) withdraw Borrower's authority to issue credits to its Customers without Agent's prior written consent; (ii) litigate Disputes or settle them directly with Customers on terms acceptable to Agent; or (iii) direct Borrower to set aside and identify as Agent's property any returned or repossessed merchandise or other goods which by sale resulted in Receivables or Affiliate Receivables theretofore assigned to Agent ("Retained Goods"). All Retained Goods (and the proceeds thereof) shall be (A) held by Borrower in trust for Agent as Agent's property, (B) subject to Agent's security interest hereunder and (C) disposed of only in accordance with Agent's express written instructions.

          9.   COLLECTION AND MAINTENANCE OF COLLATERAL AND RECORDS.

          Agent may at any time verify Receivables or Affiliate Receivables utilizing an audit control company or any other agent of Agent. Agent will endeavor to conduct such verifications without disclosing its relationship with Borrower and shall have no liability to Borrower in the event of such disclosure except as a direct result of Agent's gross (not mere) negligence or willful misconduct. Agent or Agent's designee may notify Customers, at any time at Agent's sole discretion, of Agent's security interest in Receivables or Affiliate Receivables, collect them directly and charge the collection costs and expenses to Borrower's account, but, unless and until Agent does so or gives Borrower other instructions, Borrower shall instruct all of its Customers to make payments on account of Receivables or Affiliate Receivables to an account under Agent's dominion and control at such bank as Agent may designate, as provided by the terms of Section 23. To the extent Borrower receives any payments on account of Receivables or Affiliate Receivables, it shall hold such payments for Agent's benefit in trust as Agent's trustee and immediately deliver them to Agent in their original form with all necessary endorsements or, as directed by Agent, deposit such payments as directed by Agent pursuant to
Section 22 hereof. Agent will credit (conditional upon final collection) all such payments to Borrower's account on the Settlement Date. Promptly after the creation of any Receivables or

Affiliate Receivables, Borrower shall provide Agent with schedules describing all Receivables or Affiliate Receivables created or acquired by Borrower and shall execute and deliver confirmatory written assignments of such Receivables or Affiliate Receivables to Agent, but Borrower's failure to execute and deliver such schedules or written confirmatory assignments of such Receivables or Affiliate Receivables shall not affect or limit Agent's security interest or other rights in and to the Receivables or Affiliate Receivables. Borrower shall furnish, at Agent's request, copies of contracts, invoices or the equivalent, any original shipping and delivery receipts for all merchandise sold or services rendered including, without limitation, copies of all "tear sheets" (i.e., copies of all advertisements placed for Customers) and such other documents and information as Agent may require. All of Borrower's invoices shall bear the terms stated on the applicable customer order, as submitted to Agent, and no change from the original terms of such Customer order shall be made without the prior written consent of Agent. Borrower shall provide Agent on a monthly (within ten (10) days after the end of each month), or more frequent basis, as requested by Agent, a summary report of Borrower's current Inventory, unbilled Receivables, Receivables subject to Cycle Billing, Media Billing Receivables and accounts payable reports, certified as true and accurate by Borrower's President or Chief Financial Officer, as well as an aged trial balance of Borrower's existing accounts payable. Borrower shall provide Agent, as requested by Agent, such other schedules, documents and/or information regarding the Collateral as Agent may require.

          10. INSPECTIONS. At all times during normal business hours, Agent shall have the right to (a) visit and inspect Borrower's properties and the Collateral, (b) inspect, audit and make extracts from Borrower's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrower's principal officers, and independent accountants, Borrower's business, assets, liabilities, financial condition, results of operations and business prospects. Borrower will deliver to Agent any instrument necessary for Agent to obtain records from any service bureau maintaining records for Borrower.

          11. FINANCIAL INFORMATION. The Financial Parties shall provide Lenders (a) as soon as available, but in any event within (i) one hundred five
(105) days or (ii) ninety (90) days in the event of a Conforming Equity Event after the end of each fiscal year of the Financial Parties, a balance sheet as at the end of such fiscal year and the related statements of income, retained earnings and changes in cash flow for such fiscal year with respect to (1) Borrower and its Subsidiaries on a consolidated and consolidating basis, (2) WCI and its Subsidiaries on a consolidated and consolidating basis, (3) Scheduled Affiliates (without duplication) on a combining and combined basis, and (4) MEI on a consolidated basis, setting forth in comparative form the figures as at the end of and for the previous fiscal year with respect to the Financial Parties on a similar basis, which shall have been reported on by independent certified public accountants who shall be satisfactory to Agent and shall be accompanied by an unqualified audit report issued by such independent certified public accountants PROVIDED, THAT, with respect to Scheduled Affiliates, an audit report shall be required only with respect to a Scheduled Affiliate (exclusive of the reporting Persons described in (1) (2) and (4) above) which has assets, as reflected on its then most current balance sheet having a value in excess of $10,000,000; (b) as soon as available, but in any event within (i) sixty (60) days or (ii) forty five (45) days in the event of a Conforming Equity Event, after the close of each quarter, the balance sheet as at the end of such quarter and the related statements of income, retained earnings and changes in cash flow for such quarter with respect to (1) Borrower and its Subsidiaries on a consolidated basis, (2) WCI and its Subsidiaries on a consolidated basis, (3) Borrower and WCI on a combined basis,
(4) Scheduled Affiliates (without duplication) on a consolidating basis, and (5) MEI on a consolidated basis, which have been internally prepared by the Chief Financial Officer for each Financial Party. All financial statements required under (a) and (b) above shall be prepared in accordance with GAAP, subject to year-end adjustments in the case of quarterly statements. Together with the financial statements furnished pursuant to (a) above Borrower shall deliver a certificate of Borrower's certified public accountants addressed to Agent stating that (i) they have caused this Agreement and the Ancillary Agreements to be reviewed and (ii) in making the examination necessary for the issuance of such financial statements, nothing has come to their attention to lead them to believe that any Event of Default or Incipient Event of Default exists and, in particular, they have no knowledge of any Event of Default or Incipient Event of Default or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred and whether it is continuing. At the times the financial statements are furnished pursuant to (a) and (b) above and at the end of each month during the Term, a certificate of Borrower's Chief Financial Officer shall be delivered to Agent stating that to the best knowledge of such officer no Event of Default or Incipient Event of Default exists, or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event. If any internally prepared financial information, including that required under this paragraph, is unsatisfactory in any manner to Agent, Agent may request that Borrower's independent certified public accountants review same. In addition, Borrower shall provide Agent with such other reports and documents as shall be reasonably requested including, but not limited to, reports to stockholders, any documents filed with any governmental agencies or stock exchanges and any management letters received by Borrower from its accountants.

          In addition to the foregoing financial statements, each Financial Party shall furnish Agent prior to the beginning of each fiscal year commencing with fiscal year 1997, a month by month projected operating budget and cash flow for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Borrower's President or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

          12. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder), and covenants that:

          (a) Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and duly qualified and in good standing in every other state or jurisdiction in which the nature of Borrower's business requires such qualification;

          (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of Borrower's certificate of incorporation, by-laws or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound and (iii) are within Borrower's corporate powers;

          (c) this Agreement and the Ancillary Agreements executed and delivered by Borrower are Borrower's legal, valid and binding obligations, enforceable in accordance with their terms;

          (d) it keeps and will continue to keep all of its books and records concerning the Collateral at Borrower's executive offices located at the addresses set forth on SCHEDULE 12(d) hereof and will not move such books and records (x) outside the continental United States or (y) to any location other than as set forth on SCHEDULE 12(d) without giving Agent at least thirty (30) days prior written notice;

          (e)   (i)    the operation of Borrower's business is and will
continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations and Borrower shall not engage in any business activity which has been adjudicated to have violated an applicable state or federal statute relative to health, safety or public morals.

               (ii) Borrower will establish and maintain a system to assure and monitor continued compliance with all applicable environmental laws, which system shall include, if applicable, periodic reviews of such compliance.

               (iii) In the event the Borrower obtains, gives or receives notice of any release or threat of release of a reportable quantity of any Hazardous Substances on its property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of any environmental laws affecting its property or Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which such property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then the Borrower shall, within five (5) Business Days, give written notice of same to the Agent detailing facts and circumstances of which the Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Agent of the status of the matter. Such information is to be provided to allow the Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon the Agent with respect thereto.

               (iv) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral to any lien, charge, claim or encumbrance. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any environmental laws, the Agent may, but without the obligation to do so, for the sole purpose of protecting the Agent's interest in Collateral: (A) give such notices or (B) enter onto Borrower's property (or authorize third parties to enter onto such property) and take such actions as the Agent (or such third parties as directed by the Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint.
All reasonable costs and expenses incurred by the Agent (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Credit Advances shall be paid upon demand by the Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent and Borrower.

               (v) Borrower shall defend and indemnify the Lenders and hold the Lenders harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by the Agent under or on account of any environmental laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any hazardous substances affecting Borrower's property, whether or not the same originates or emerges from Borrower's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Agent. The Borrower's obligations under this paragraph 12(e) shall arise upon the discovery of the presence of any Hazardous Substances on the Borrower's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any hazardous substances. The Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

               (vi) For purposes of paragraph 12(e) all references to Borrower's property shall be deemed to include all of Borrower's right, title and interest in and to all owned and/or leased premises;

          (f) based upon the Employee Retirement Income Security Act of 1974 ("ERISA"), and the regulations and published interpretations thereunder: (i) Borrower has not engaged in any Prohibited Transactions as defined in paragraph 406 of ERISA and paragraph 4975 of the Internal Revenue Code, as amended; (ii) Borrower has met all applicable minimum funding requirements under paragraph 302 of ERISA in respect of its plans; (iii) Borrower has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) Borrower has no fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Borrower's employees; and (v) Borrower has not withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980;

          (g) it is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities;

          (h) there is no pending or threatened litigation, actions or proceeding which are reasonably likely to materially and adversely affect the Borrower's business, assets, operations, condition or prospects, financial or otherwise, or the Collateral or the ability of Borrower to perform this Agreement;

          (i) all balance sheets and income statements which have been delivered to Agent fairly, accurately and properly state Borrower's financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in Borrower's financial condition as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might materially and adversely affect Borrower's financial condition;

          (j) (x) it possesses all of the licenses, patents, copyrights, trademarks, tradenames and permits necessary to conduct its business, (y) there has been no assertion or claim of violation or infringement with respect thereof and (z) all such licenses, patents, copyrights, trademarks, tradenames and permits are listed on SCHEDULE 12(J);

          (k) it will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon it;

          (l) it will promptly inform Agent in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower's properties, assets or business, which might singly or in the aggregate, have a materially adverse effect on Borrower; (ii) any amendment of Borrower's certificate of incorporation or by-laws; (iii) any change in Borrower's business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or might have a materially adverse effect on Borrower; (iv) any Event of Default or Incipient Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which Borrower is a party or by which Borrower or any of Borrower's properties may be bound which would have a material adverse effect on Borrower's business, operations, property or condition (financial or otherwise) or the Collateral; (vi) any change in the location of Borrower's executive offices; (vii) any change in the location of Borrower's Inventory or Equipment from the locations listed on SCHEDULE 12(l) attached hereto, (viii) any change in Borrower's corporate name; (ix) any material delay in Borrower's performance of any of its obligations to any material Customer; (x) any assertion of any material claims, offsets, counterclaims or Disputes by any Customer; (xi) any material allowances, credits and/or other monies granted by it to any Customer; (xii) all material adverse information relating to the financial condition of any account debtor; and
(xiii) any material return of goods;

          (m) it will not nor will any Other Financial Party (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than (x) their indebtedness to Lenders, (y) indebtedness for capital expenditures permitted under Section 12(p) and (z) as set forth on SCHEDULE 12(m) attached hereto and made a part hereof; (ii) declare, pay or make any dividend or distribution in cash on any shares of their common stock or preferred stock or apply any of their funds, property or assets to the purchase, redemption or other retirement of any of their common or preferred stock other than with respect to (1) payment of a cash dividend on preferred stock of MEI not to exceed $210,000 during any fiscal year of MEI or
(2) following the occurrence of a Conforming Equity Event, the redemption of not more than $6,000,000 of presently outstanding preferred stock; (iii) directly or indirectly, prepay any indebtedness for borrowed money (other than to Agent), or repurchase, redeem, retire or otherwise acquire any of their indebtedness except concurrently with the occurrence of a

Conforming Equity Event, they shall be permitted to prepay up to an aggregate of $5,000,000 of such indebtedness; (iv) make advances, loans or extensions of credit to any Person other than (a) loans, advances or extensions of credit to Affiliates not to exceed in the aggregate outstanding at any one time (i) with respect to MEI, (1) $22,000,000, during the 1996 Fiscal year and (2) $16,000,000 any time thereafter, provided, that at any time following an Equity Event, the foregoing amounts shall be reduced solely with respect to MEI by an amount equal to the net proceeds realized in connection with such Equity Event and (ii) with respect to any Affiliate other than MEI, (1) $14,000,000 during the 1996 fiscal Year, (2) $12,000,000 during the 1997 Fiscal year, (3) $10,000,000 during the
1998 Fiscal year and (4) $9,000,000 at any time thereafter, and (b) an advance to National Media Holding Company, Inc. in the original principal sum of $1,700,000; (v) become either directly or contingently liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise other than the endorsement of checks in the ordinary course of business except (i) as listed on Schedule 12(m) and (ii) with respect to the issuance of the guaranties of indebtedness of foreign Affiliates provided that at any time, the maximum aggregate outstanding amount of indebtedness secured by all such guaranties which are not guaranties of collection and which were not in the sole judgment of the Agent incurred by foreign Affiliates on a fully secured basis shall not exceed $20,000,000; (vi) enter into any merger, consolidation or other reorganization ("Merger") with or into any other Person or permit any other Person to consolidate with or merge with it unless (a) Borrower shall be the surviving Person in such Merger, consolidation or reorganization (other than in connection with the Corporate Restructure), (b) such surviving Person shall have a financial condition, in Agent's reasonable judgment, equal to or better than Borrower had before such event (c) the surviving Person shall be in compliance on a pro forma basis with respect to each and every financial covenant set forth in Sections 11(n)(q)(r)(s)(t) after giving effect to such Merger as of the end of the fiscal quarter immediately preceding the fiscal quarter in which such Merger is taking place and (d) no Event of Default shall have occurred and then be continuing; (vii) form any Subsidiary unless such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrower hereunder or enter into any partnership, joint venture or similar arrangement which requires contributions of cash or assets by any Financial Party in an amount greater than $250,000 per year; (viii) materially change the nature of the business in which it is presently engaged; (ix) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Agent except as required by GAAP or in the tax reporting treatment or except as required by law; (x) except as provided in Section 12(m)(xiii), enter into any transaction with any Affiliate (other than a Scheduled Affiliate), except in ordinary course on arms-length terms; (xi) bill Receivables under any name except the present name of the Borrower or such other tradenames as may be set forth on SCHEDULE 12(m) hereto; (xii) acquire all or a portion of the assets or stock of any Person (in one or more transactions) ("Acquisition") which Acquisitions (1) result in an aggregate purchase price in excess of

(A) $20,000,000 in cash and $7,000,000 in unsecured note obligations during the fiscal year ending December 31, 1996, and (B) $6,000,000 in cash and $7,000,000 in unsecured note obligations during any other fiscal year, provided that the cash component shall be increased to $12,000,000 and the unsecured note component to $15,000,000 following the occurrence of a Conforming Equity Event,
(2) involves a Person other than a Person engaged solely in the business of recruitment advertising or national yellow page advertising other classified advertising (or "internet") related business ("Permitted business") and (3) increases the aggregate face amount of outstanding Receivables of Borrower and Affiliate Receivables by more than 10% from the level existing immediately prior to such acquisition; or (xiii) purchase any accounts receivable from any Affiliate except in the ordinary course on arms-length terms. For purposes of clause (xii) above, unsecured shall mean that the note obligations are not secured by any assets of a Financial Party other than the capital stock of the person being acquired.

          (n) it shall not at any time permit Tangible Net Worth to be less than the following amounts at the end of each fiscal quarter during the following periods:

                 Period                               Amount
                 ------                               ------

          1/1/96 through 12/31/96                 $ 4,000,000
          1/1/97 through 12/31/97                 $16,000,000
          1/1/98 through 12/31/98                 $26,000,000
          1/1/99 through 12/31/99                 $38,000,000
          1/1/00 and at all times thereafter      $50,000,000;

provided, that at any time from and after an Equity Event, the amounts set forth above shall be increased by an amount equal to the proceeds of the Equity Event multiplied by 75%;

          (o) all financial projections of Borrower's performance prepared by Borrower or at Borrower's direction and delivered to Agent will represent, at the time of delivery to Agent, Borrower's best estimate of Borrower's future financial performance and will be based upon assumptions which are reasonable in light of Borrower's past performance and then current business conditions;

          (p) the Financial Parties will not make capital expenditures in any fiscal year in an aggregate amount (exclusive of any fair market lease payments or any fair market purchase option exercise payments made with respect to the Falcon Fifty Aircraft which as of June 26, 1996 was being leased by EPI Aviation Inc.) in excess of (a) $6,000,000 during the fiscal year ending December 31, 1996, or (b) $5,000,000 during any other fiscal year, PROVIDED, THAT, in the event of a Conforming Equity Event such amount shall be (i) $10,000,000 during the fiscal year in which a Conforming Equity Event occurs and the next succeeding fiscal year and (ii) $6,000,000 during any fiscal year thereafter (PROVIDED, FURTHER, that at least fifty percent of such expenditures must be financed);

          (q) it shall not at any time permit any deficit in its Working Capital or Domestic Working Capital to be more than the following amounts at the end of each fiscal quarter during the following periods:

                  Period                             Amount
                  ------                             ------

          1/1/96 through 12/31/96                 ($75,000,000)
          1/1/97 through 12/31/97                 ($65,000,000)
          1/1/98 through 12/31/98                 ($65,000,000)
          1/1/99 through 12/31/99                 ($60,000,000)
          1/1/00 and all times thereafter         ($35,000,000)

provided, that at any time from and after an Equity Event, the amounts set forth above shall be adjusted by an amount equal to the proceeds of the Equity Event multiplied by fifty (50%) percent;

          (r) it shall cause to be maintained a ratio of Current Assets to Current Liabilities of not less than the following ratios at the end of each fiscal quarter during the following periods:

                 Date                                Ratio
                 ----                                -----

          1/1/96 through 12/31/96                 .70 to 1.0
          1/1/97 through 12/31/97                 .70 to 1.0
          1/1/98 through 12/31/98                 .75 to 1.0
          1/1/99 through 12/31/99                 .80 to 1.0
          1/1/00 through 12/31/00                 .85 to 1.0
          1/1/01 and each fiscal
                 year thereafter                  1.0 to 1.0

provided, that at any time from and after an Equity Event the ratio shall not be less than 1.0 to 1.0 and (2) less than 1.0 to 1.0 with respect to a ratio calculated solely with respect to Domestic Persons;

          (s) it will not permit the ratio of the earnings of Borrower on a Consolidated Basis before interest, taxes, depreciation, amortization and business non-compete expenses to total interest expense (cash and accrued interest) of Borrower on a Consolidated Basis or such ratio as calculated solely with respect to Domestic Persons to be less than 2.0 to 1.0 (or 2.5 to 1.0 following the occurrence of a Conforming Equity Event) at the end of any fiscal quarter with respect to the immediately preceding four fiscal quarters then ending;

          (t) Neither Borrower on a Consolidated Basis nor Domestic Persons will incur a loss before taxes of more than $1,500,000 for any six month period ending the last day of any calendar month;

          (t-1)     the amount of Foreign Indebtedness outstanding at any time shall not exceed the Tangible Net Worth of Borrower on a Consolidated Basis as of such date;

          (u) none of the proceeds of the Loans hereunder will be used directly or indirectly to "purchase" or "carry" "margin stock" or to repay indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect;

          (v) it will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. At it's own cost and expense in amounts and with carriers acceptable to Agent, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workmen's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (v) obtain no later than December 31, 1996 and thereafter maintain a life insurance policy covering the life of Andrew McKelvey ("AM") in the face amount of at least $5,000,000 which shall be collaterally assigned to Agent for the ratable benefit of Lenders pursuant to agreement in form and substance satisfactory to Agent, PROVIDED, THAT this covenant shall be deemed waived if AM is found to be uninsurable by at least three insurance carriers reasonably satisfactory to Agent and PROVIDED, FURTHER that in the event of a Conforming Equity Event during fiscal year 1996, this requirement shall be waived; (vi) furnish Agent with (x) copies of all policies upon Agent's request and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, and (y) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as loss payee and providing that as to Agent the insurance coverage shall not be impaired or invalidated by any act or neglect of Borrower and the insurer will provide Agent with at least thirty (30) days notice prior to cancellation. Borrower shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand;

          (w) will not acquire the Receivables of a Person which are not comparable to the current Receivables of Borrower and Affiliated Receivables with respect to credit quality and payment terms and eligibility;

          (x) not more than 10% of yellow pages publisher media payables will be more than 60 days past due and not more than 10% of newspaper and similar media accounts payable of either Borrower, MEI or WCI will be more than 30 days past due;

          (y) Borrower will cause each of (i) its Scheduled Affiliates and Subsidiaries, (ii) the Scheduled Affiliates and Subsidiaries of Andrew McKelvey,
(iii) each Guarantor and (iv) any other Scheduled Affiliate or Subsidiary of any Financial Party, to execute and deliver to Agent (x) a Guaranty Agreement and Guaranty Security Agreement and (y) an agreement, in form and substance satisfactory to Agent, pursuant to which one hundred percent (100%) of its issued and outstanding shares of capital stock is pledged to Agent together with all Stock Certificates and stock powers relating thereto; provided however there shall not be required the pledge of capital stock of Borrower or MEI;

          (z) it has (i) advised its certified public accountants that Agent and the Lenders will be relying on all financial and other information prepared by such accountants and (ii) authorized its accountants to confer directly from time to time with Agent;

          (aa) Borrower shall, at the discretion of Agent, enter into a contract with Tear Pages, Unlimited or its successor which is reasonably satisfactory to Agent in all respects providing for delivery of Tearsheets directly to Agent at Agent's request a copy of which shall be delivered to Lender within sixty (60) days of the Closing Date;

          (ab) other than as permitted pursuant to Section 12(m) hereof it shall not nor shall any other Financial Party purchase or acquire obligations or stock of, or any other interest in, or make any investment in any entity, except
(A) obligations issued or guaranteed by the United States of America or any agency thereof, (B) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating),
(C) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (D) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an Agency thereof, (E) Eurodollar time deposits with financial institutions with a published rating of not less than A-1 or P-1 (or the equivalent rating), (F) notes evidencing amounts due from customers provided such notes have been delivered to Agent as additional Collateral and (G) investments not in excess of $2,500,000 ($5,000,000 after the occurrence of a Conforming Equity Event) in the aggregate at any time outstanding which consist of cash or cash equivalents and which are made by a Financial Party in the ordinary course of business; and

          (ac) Agent shall be given a right to bid on each and every institutional financing in excess of $2,500,000 hereafter sought by a Financial Party.

          13. POWER OF ATTORNEY. Borrower hereby appoints Agent or any other Person whom Agent may designate as Borrower's attorney, with power to: (i) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into any Lender's possession; (ii) sign Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, schedules and assignments of Receivables, notices of assignment, financing statements and other public records, verifications of account and notices to or from Customers; (iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with Customers; (iv) execute customs declarations and such other documents as may be required to clear Inventory through Customs; (v) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (vi) on or after the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, and to receive, open and dispose of all mail addressed to Borrower. Borrower hereby ratifies and approves all acts of the attorney. Neither Agent nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable which is assigned to Agent or in which Agent has a security interest remains unpaid and until the Obligations have been fully satisfied.

          14. EXPENSES. Borrower shall pay all of BNY's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by BNY and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Borrower shall also pay all of Lender's and each Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Agent, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Agent's obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Agent's security interests, assignments of rights and liens hereunder as valid perfected security interests,
(c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, and (d) any consultations in connection with any of the foregoing. Borrower shall also pay Agent's then standard price for furnishing Borrower or its designees copies of any statements, records, files or other data (collectively, "Reports") requested by Borrower or its designees, other than reports of the kind furnished to Borrower and Agent's other borrowers on a regular, periodic basis in the ordinary course of Agent's business or such reports as Borrower would have generated itself were it conducting its own accounts receivable management. Borrower shall also pay Agent's customary bank charges, including, without limitation, all wire transfer fees incurred by Agent, for all bank services performed or caused to be performed by Agent for Borrower at Borrower's request. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Borrower to Agent shall be payable on demand and shall be secured by the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Agent which Agent is or may be required to withhold or pay, Borrower agrees to indemnify and hold Lender and each Lender harmless in respect of such taxes, and Borrower will repay to Agent the amount of any such taxes which shall be charged to Borrower's account; and until Borrower shall furnish Agent with indemnity therefor (or supply Agent with evidence satisfactory to it that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower's credit and Agent shall retain its security interests in any and all Collateral. Borrower hereby acknowledges that Agent shall not be liable in any manner whatsoever for any selling expenses, orders, purchases or contracts of any kind resulting from any transaction between Borrower and any other Person and Borrower hereby indemnifies and holds Agent harmless with respect thereto, which indemnity shall survive termination of this Agreement.

          15. ASSIGNMENT BY A LENDER. (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

          (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Loans to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Loans held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Loans or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Loans hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Loans or other Obligations payable hereunder to both such Lender and such Transferee. Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Loans.

          (c) Any Lender may sell, assign or transfer all or any part of its rights under this Agreement and the Ancillary Agreements to one or more additional banks or financial institutions which are able to make Eurodollar Rate Loans and Fixed Rate Loans with the prior written consent of the Agent and one or more of such additional banks or financial institutions may commit to make Loans hereunder (each a "Purchasing Lender"), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages and the Maximum Loan Amount, if any, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Ancillary Agreements. Agent shall notify Borrower of the addition of any Purchasing Lender. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Ancillary Agreements. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

          (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $2,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

          (e) Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower and each Purchasing Lender and any Transferee shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with applicable federal and state securities laws and its customary procedures for handling confidential information of this nature; PROVIDED, HOWEVER each Purchasing Lender or Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to any other prospective Transferees, and (c) as required or requested by any governmental authority or representative thereof or pursuant to legal process.

          16. WAIVERS. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled.

          17. TERM OF AGREEMENT. (A) This Agreement shall continue in full force and effect until the expiration of the Term unless terminated by either party as provided herein. The Term shall be automatically extended for successive periods of one (1) year each unless either party shall have provided the other with a written notice of termination, at least ninety (90) days prior to the expiration of the initial Term or any renewal Term, PROVIDED, HOWEVER, that Borrower may terminate this Agreement at any time upon one hundred twenty
(120) days' prior written notice ("Termination Date") (such written notice shall not be given by Borrower more than once during any rolling twelve month period). Upon and concurrently with such termination, Borrower shall be obligated to pay to Agent (solely for Agent's benefit and not for the benefit of the Lenders), a termination fee as follows:

          (a) If at the time of such termination Borrower has not received at least $75,000,000 from Conforming Equity Event, the fees will be as set forth in Column "Fee-A" below:

     TERMINATION OCCURS BETWEEN:   FEE-A          FEE-B
     --------------------------    -----          -----
     June 27, 1996 through June 30, 1997   $3,000,000   $1,000,000
     July 1, 1997 through June 30, 1998     2,000,000    1,000,000
     July 1, 1998 through June 30, 1999     1,000,000    1,000,000
     July 1, 1999 through June 30, 2000       500,000    1,000,000
     July 1, 2000 through June 30, 2001       -0-        1,000,000

          (b) If, at the time of termination, Borrower has received at least $75,000,000 from a Conforming Equity Event, such fee shall be as set forth in Column "Fee-B" above, PROVIDED, HOWEVER if termination occurs during the twelve month period following the date any other financial institution becomes a Lender hereunder ("New Lender") Borrower shall also pay a fee of $200,000 to Agent to be distributed by Agent in its sole discretion among all such New Lenders.

          (B) Prior to any such termination, Borrower shall provide Lenders a good faith opportunity to match the terms of any proposed replacement financing and Borrower shall revoke any termination notice previously sent if Lenders proposed pricing proposal is within 25 basis points of the all-in cost of the replacement financing. For purposes of this comparison, the required termination fee shall be included as an additional cost of the replacement financing; PROVIDED, HOWEVER, that for purposes of this calculation, such fee shall be amortized over the lesser of (a) the term of the replacement financing and (b) three years.

          18. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default:

          (a) failure to make payment of any of the Obligations when required hereunder;

          (b) failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Borrower's books;

          (c) failure to perform under and/or committing any breach of this Agreement or any Ancillary Agreement or any other agreement between Borrower and Agent which (except with respect to Sections 12(m), (n), (p), (q), (r), (s),
(t), (t)(1) and (u) hereof) such failure or breach is not cured within 10 business days following receipt of notice of such failure or breach from Agent;

          (d) occurrence of a default under any agreement to which Borrower is a party with third parties which has a material adverse affect upon Borrower's business, operations, property or condition (financial or otherwise) including all leases for any premises where Inventory or Equipment is located;

          (e) any representation, warranty or statement made by Borrower hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should when made be false or misleading in any material respect;

          (f) an attachment or levy is made upon any of Borrower's assets having an aggregate value in excess of (i) 250,000 or (ii) $1,000,000 following the occurrence of a Conforming Equity Event or a judgment is rendered against Borrower or any of Borrower's property involving a liability of more than $100,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

          (g) Agent shall have notified Borrower of any change in Borrower's condition or affairs (financial or otherwise) which in

Agent's good faith opinion impairs the Collateral or the ability of Borrower to perform its Obligations;

          (h) any lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected lien having a first priority interest;

          (i) if Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

          (j) Borrower shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

          (k) any Subsidiary or any Guarantor (or any Affiliate whose accounts receivable are Affiliate Receivables hereunder) shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or
(viii) take any action for the purpose of effecting any of the foregoing;

          (l) any Affiliate (other than an Affiliate whose accounts receivable are Affiliate Receivables hereunder) shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
(ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing and the occurrence of any of the foregoing shall have a material adverse impact on the Borrower, the Collateral or the ability of Borrower to perform its obligations;

          (m) Borrower directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of Borrower in excess of $500,000 (or $1,000,000 at any time after the occurrence of a Conforming Equity Event) in the aggregate or any interest therein, except as permitted herein;

          (n) Agent shall have notified Borrower that it in good faith deems itself insecure or unsafe or shall fear diminution in value, removal or waste of the Collateral;

          (o) a default that has not been cured within any applicable grace period by Borrower in the payment, when due, of any principal of or interest on any indebtedness for money borrowed exceeding (i) $500,000 or (ii) $1,000,000 at any time after the occurrence of a Conforming Equity Event;

          (p) if any Guarantor attempts to terminate, challenges the validity of, or its liability under any Guaranty Agreement or Guarantor Security Agreement;

          (q) should any Guarantor default in its obligations under any Guaranty Agreement or any Guarantor Security Agreement or if any proceeding shall be brought to challenge the validity, binding effect of any Guaranty Agreement or any Guarantor Security Agreement, or should any Guarantor breach any representation, warranty or covenant contained in any Guaranty Agreement or any Guarantor Security Agreement or should any Guaranty Agreement or Guarantor Security Agreement cease to be a valid, binding and enforceable obligation;

          (r)   any Change of Control; or

          (s) Andrew McKelvey shall cease to be involved in the day to day operations of Borrower's operations.

          19. REMEDIES. (a) Upon the occurrence of (i) an Event of Default pursuant to paragraph 18(i) herein, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated; (ii) upon the occurrence and continuation of any other of the Events of Default, Agent shall have the right to demand repayment in full of all Obligations, whether or not otherwise due and (iii) the filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws the obligations of the Lenders to make Loans hereunder shall be terminated other than as may be required by appropriate order of the bankruptcy court having jurisdiction over the Borrower. Until all Obligations have been fully satisfied, Agent shall retain its security interest in all Collateral. Agent shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the Uniform Commercial Code, and under other applicable law, all other legal and equitable rights to which Agent may be entitled, including without limitation, the right to take immediate possession of the Collateral, to require Borrower to assemble the Collateral, at Borrower's expense, and to make it available to Agent at a place designated by Agent which is reasonably convenient to both parties and to enter any of the premises of Borrower or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge Agent for storage thereof for a period up to at least sixty (60) days after sale or disposition of said Collateral). Further, Agent may, at any time or times after default by Borrower, sell and deliver all Collateral held by or for Agent at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Agent, in Agent's sole discretion, deems advisable or Agent may otherwise recover upon the Collateral in any commercially reasonable manner as Agent, in its sole discretion, deems advisable. Except as to that part of the Collateral which is perishable or threatens to decline speedily in nature or is of a type customarily sold on a recognized market, the requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at Borrower's address as shown in Agent's records, at least ten (10) days before the time of the event of which notice is being given. Agent may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrower's trademarks, tradenames, tradestyles, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys' fees, and second to the payment (in whatever order Agent elects) of all Obligations. Agent will return any excess to Borrower and Borrower shall remain liable to Agent for any deficiency.

          20. WAIVER; CUMULATIVE REMEDIES. Failure by Agent to exercise any right, remedy or option under this Agreement or any supplement hereto or any other agreement between Borrower and Agent or delay by Agent in exercising the same, will not operate as a waiver; no waiver by Agent will be effective unless it is in writing and then only to the extent specifically stated. Agent's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Agent may have.

          21. APPLICATION OF PAYMENTS. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Agent from or on Borrower's behalf and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against Borrower's Obligations hereunder in such manner as Agent may deem advisable notwithstanding any entry by Agent upon any of Agent's books and records.

          22. DEPOSITORY ACCOUNTS. Any payment received by Borrower on account of any Collateral shall be held by Borrower in trust for Agent and Borrower shall promptly deliver same in kind to Agent or deposit all such payments into a cash collateral account at such bank as Agent may designate for application to payment of the Obligations. Borrower shall also execute such further documents as Agent may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Agent's property.

          23. LOCK BOX ACCOUNTS. Borrower shall instruct all of its Customers to make such payments on account of Receivables to an account under Agent's dominion and control at Bank or at such bank as Agent may designate. Borrower shall also execute such further documents as Agent may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Agent's property.

          24. REVIVAL. Borrower further agrees that to the extent Borrower makes a payment or payments to Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

          25. NOTICES. Any notice or request hereunder may be given to Borrower or Agent at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, or by overnight mail or by telecopy (confirmed by mail). Notices and requests shall be, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

          Notices shall be provided as follows:

If to the Agent:    BNY Financial Corporation
                    1290 Avenue of the Americas
                    New York, New York 10104
                    Attention: Robert Grbic
                               Jean Siegel
                               Frank Imperato
                    Telephone: (212) 408-7292
                    Telecopier: (212) 408-4384
with a copy to:      Hahn & Hessen LLP
                     350 Fifth Avenue
                     New York, New York  10118
                     Attention:  Daniel J. Krauss, Esq.
                     Telephone: (212) 736-1000
                     Telecopier: (212) 594-7167

If to the Borrower:  TMP Worldwide Inc.
                     1633 Broadway, 33rd Floor
                     New York, New York 10019
                     Attention: Thomas G. Collison
                     Telephone: (212) 977-5400
                     Telecopier: (212) 940-3972

With a copy to:      Donovan Leisure Newton & Irvine
                     30 Rockefeller Plaza
                     New York, New York 10112
                     Attention: John McCann, Esq.
                     Telephone: (212) 632-3000
                     Telecopier: (212) 632-3321

          26.   GOVERNING LAW AND WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL
BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. AGENT SHALL HAVE THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF NEW YORK. BORROWER AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER OBLIGATIONS SHALL BE BROUGHT IN THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT AGENT'S OPTION, IN ANY OTHER COURTS LOCATED IN NEW YORK STATE OR ELSEWHERE AS AGENT MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS AND BORROWER SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS. BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT BORROWER'S ADDRESS APPEARING ON AGENT'S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED TWO (2) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. BOTH PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER AND AGENT AND BORROWER WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING INSTITUTED BY AGENT WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS WHICH IT MAY HAVE.

          27. LIMITATION OF LIABILITY. Borrower acknowledges and understands that in order to assure repayment of the Obligations hereunder Agent may be required to exercise any and all of Agent's rights and remedies hereunder and agrees that neither Agent nor any of Agent's agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

          28. ENTIRE UNDERSTANDING. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between the Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the Borrower's, the Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Ancillary Agreements and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

          (b) The Required Lenders, the Agent with the consent in writing of the Required Lenders, and the Borrower may, subject to the provisions hereof, from time to time enter into written supplemental agreements to this Agreement or the Ancillary Agreements executed by the Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Agent or the Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all the Lenders:

                 (i)   increase the Commitment Percentage of any Lender.

                (ii) increase the Maximum Loan Amount, any sublimits hereunder or the Receivables Advance Rate.

               (iii) extend the maturity of any note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement.

                (iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 28.

                 (v) release any Collateral during any calendar year having an aggregate value in excess of $250,000.

                (vi)   change the rights and duties of the Agent.

Any such supplemental agreement shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Obligations. In the case of any waiver, the Borrower, the Agent and the Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

          29. MODIFICATION. This Agreement and the Ancillary Agreements constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and may not be modified, altered or amended except by an agreement in writing signed by the parties hereto and thereto.

          30. SEVERABILITY. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

          31. CAPTIONS. All captions are and shall be without substantive meaning or content of any kind whatsoever.

          32. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

          33. CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

          34. (a) AGREEMENT AMONG AGENT AND LENDERS. Each Lender hereby designates BNY to act as Agent for such Lender under this Agreement and the Ancillary Agreements. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Ancillary Agreements and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 5(b)(ii), 5(b)(iii) and 5(e), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; PROVIDED, HOWEVER, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Ancillary Agreements or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

          (b) Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Ancillary Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence (but not mere negligence) or willful misconduct or gross (not mere) negligence, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Ancillary Agreements or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Ancillary Agreements or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Ancillary Agreements or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Ancillary Agreements, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Loans to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

          (c) Notwithstanding anything to the contrary contained herein, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Credit Advances shall be advanced by the Agent and each payment by Borrower on account of Revolving Credit Advances shall be applied first to those Revolving Credit Advances made by the Agent. On or before 1:00 P.M., New York time, on each Lender Settlement Date commencing with the first Lender Settlement Date following the Closing Date, the Agent and the Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Credit Advances made by the Agent during the preceding Week exceeds the aggregate amount of repayments applied to outstanding Revolving Credit Advances during such preceding Week, then each Lender shall provide the Agent with funds in an amount equal to its Commitment Percentage of the difference between (w) such Revolving Credit Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Credit Advances during such Week exceeds the aggregate amount of new Revolving Credit Advances made during such Week, then Agent shall provide each Lender with its Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Credit Advances.

                (i) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Revolving Credit Advances which it has funded.

                (ii) Promptly following each Lender Settlement Date, the Agent shall submit to each Lender a certificate with respect to payments received and Loans made during the Week immediately preceding such Settlement Date. Such certificate of the Agent shall be conclusive in the absence of manifest error.

          (d) If any Lender or Participant (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          (e) Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Ancillary Agreement, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Ancillary Agreements or the financial condition of Borrower, or the existence of any Event of Default or any Default.

          Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

          Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former

Agent. After any Agent's resignation as Agent, the provisions of this Section 34 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


          (f) If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Ancillary Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

          (g) Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Ancillary Agreements and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

          (h) Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Ancillary Agreements, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Ancillary Agreements, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED, THAT, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

          (i) To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Loans (or, if no Loans are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, fees or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, including, but not limited to fees in connection with Paragraph 5(b)(ii) hereof, in the event such fees exceed $75,000 and Borrower is not responsible for such fees pursuant to such Paragraph, or in any way relating to or arising out of this Agreement or any Ancillary Agreement, PROVIDED THAT, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence (but not mere negligence) or willful misconduct or gross (not mere) negligence.

          (j) With respect to the obligation of Agent to lend under this Agreement, the Loans made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

          (k) To the extent Agent receives documents and information from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

          (l) Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall PRO TANTO satisfy Borrower's obligations to make payments for the account of the Lenders or the relevant one or more of them pursuant to this Agreement.

     35. DELIVERIES. Notwithstanding the method of delivery of any document, certificate, report or other writing delivered hereunder by Borrower or any of its officers or directors, such items shall be deemed to have been delivered by United States mail.

     36. ADDITIONAL DOCUMENTS. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


WITNESS                       TMP WORLDWIDE INC.




/s/ James J. Bergin           By:  /s/ Thomas G. Collison
- ------------------------         --------------------------
James J. Bergin                  Name:  Thomas G. Collison
                                 Title:


                              BNY FINANCIAL CORPORATION



                              By:  /s/ Joe Grimaldi
                                 --------------------------
                                 Name:
                                 Title:

                              Commitment Percentage: 100%
                                                    -----


AGREED AND ACCEPTED:


McKELVEY ENTERPRISES, INC.


By:  /s/ Thomas G. Collison
   -------------------------
Name:  Thomas G. Collison
Title:


WORLDWIDE CLASSIFIED INC.


By:  /s/ Thomas G. Collison
   -------------------------
Name:  Thomas G. Collison
Title:

                                      SCHEDULES


Schedule 1(A) - Permitted Liens





Schedule 1(B) - Scheduled Affiliates





Schedule 12(d) - Record Locations





Schedule 12(j) - Licenses, Patents, Trademarks and Copyrights





Schedule 12(l) - Inventory Locations





Schedule 12(m) - Permitted Indebtedness
                 Permitted Guaranties
                 Tradestyles

TMP WORLDWIDE INC.

PERMITTED LIENS                                                   SCHEDULE 1 (A)


EQUIPMENT CAPITALIZED & OPERATING LEASES

AMPLICON                                                            517,622.91
AT&T                                                                 17,041.91
GE CAPITAL                                                           29,273.50
GE CAPITAL                                                          106,520.05
GRAYBAR FINANCIAL                                                    15,940.45
LEASETECH                                                           943,983.00
MOTOROLA                                                            206,587.64
SIEMENS                                                             581,596.40
SIEMENS                                                              45,735.98
QUALITY BUSINESS SYSTMENS                                             1,170.07

TOTAL                                                             2,465,471.91

TMP WORLDWIDE INC.                                               Schedule 12 (d)

FINANCIAL RECORDS LOCATIONS

1633 Broadway
New York, N.Y. 10019

4701 West Schroeder Drive
Milwaukee, WI 53223

5 Marine View Plaza
Hoboken, N.J. 07030

NDAP Division
184 Front Street East
Suite 201
Toronto, Canada ON M5A 4N3

313 Congress Street
Boston, MA 02210

3032 Bunker Hill Lane
Santa Clara, CA 95054

CALA
63 rue de Bresoles
Montreal, Quebec H2Y 1V7

MSI
600 International Drive
Mount Olive, N.J. 07828

                               TMP WORLDWIDE INC.

                                 Schedule 12(J)

                  LICENSES, PATENTS, TRADEMARKS AND COPYRIGHTS

Service Mark

     The Monster Board-Registered Trademark- (granted June 18, 1996)

Copyright of Text

     Online Career Center - Resumes (granted November 29, 1995)
     Online Career Center - Jobs (granted November 29, 1995)

Service Marks Pending

     The Monster Board's Be The Boss-SM-
     The Monster Board's MedSearch-SM-
     TMP Worldwide Inc.-SM-

Patent Application Pending

     The Monster Board-Registered Trademark-

                                 SCHEDULE 12 (1)
                               INVENTORY LOCATIONS




                                      NONE

TMP WORLDWIDE INC.
                                                                     Page 1 of 2

PERMITTED INDEBTEDNESS                                           Schedule 12 (M)

B. Hodes                                    93,113.00
DMI                                         15,941.00
McDougal                                   328,016.00

Subtotal                                   437,070.00

Consulting Agreements

Archibald & Loomis                         111,582.00
Canady                                     135,249.00
Mclaughlin                                 270,000.00
Bernard Hodes                               75,000.00
John Stimac                                375,000.00
Kahse                                       60,500.00 per year for life

Subtotal                                   966,831.00
Employment Agreements

Canady                                   2,579,200.00
Woodward                                   350,000.00
Albertson                                   40,292.00
Snyder                                      40,356.00

Subtotal                                 3,009,848.00


Non Compete Agreements

DMI Bernard Hodes                           75,000.00

Guarantees

A. Marx                                     35,000.00
S.F. Neal                                  100,000.00
Unger & Assoc.                              40,496.00
B. Dorskind                                 49,328.00
Elite Solutions                             46,875.00
FCB                                        150,000.00
Keever                                      66,000.00
Rogers                                   7,438,345.00
Target                                     128,112.00
KSD                                        318,610.00
KSD                                        725,417.00
KSD                                        158,484.00
West                                       287,100.00
BB&L                                       517,065.00
Adion                                    1,420,000.00
HGI                                      1,905,433.00
Adion (Kerasiotes)                          98,333.00
Cala Acquisition                           223,535.00
Cala                                     1,043,758.00
Admasters Braggins                          37,000.00
DSE Gould                                   82,667.00
KSD Chatelain                                4,000.00
Garcia-Virginia                             36,129.00
Adion Kerasoites                           221,250.00
Admasters Braggins                         454,138.00
DSE Gould                                  476,178.00
MMS Marx                                   350,000.00
Waltz                                      105,000.00
Sid Richardson                           2,805,000.00

Subtotal                                19,323,253.00

                                                           Exhibit 10.102
                                                                 (part 2)


                                 AMENDMENT NO. 1

                                       TO

               AMENDED AND RESTATED ACCOUNTS RECEIVABLE MANAGEMENT
                             AND SECURITY AGREEMENT



     THIS AMENDMENT NO. 1 ("Amendment") is entered into as of August 29, 1996, by and between TMP Worldwide, Inc., a Delaware corporation ("Borrower") and BNY Financial Corporation, as Agent (as hereinafter defined).

                                   BACKGROUND

     Pursuant to an Amended and Restated Accounts Receivable Management and Security Agreement dated as of June 27, 1996 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") by and among Borrower, BNY Financial Corporation ("BNY"), each of the other financial institutions named therein or which are now or which hereafter become parties thereto (BNY and such financial institutions, the "Lenders") and BNY as agent for the Lenders (BNY in such capacity the "Agent"), Lenders and Agent agreed to provide Borrower with certain financial accommodations.

     Borrower has requested that Agent amend certain provisions of the Loan Agreement and Agent is willing to do so on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

     2. AMENDMENT TO LOAN AGREEMENT. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

     2.1. All references to and provisions concerning "Eurodollar Rate" and "Eurodollar Rate Loan" in the Loan Agreement shall be deleted and Borrower agrees that obtaining a Eurodollar Rate Loan pursuant to the Loan Agreement shall no longer be an option thereunder.

     2.2. Section 1.2 of the Loan Agreement is hereby amended as follows:

     (a) the following defined term is hereby added in the appropriate alphabetical order:

          ""DILUTION" shall mean, with respect to any period, the percentage obtained by dividing (a) the sum of chargebacks PLUS credit memos issued for such period as determined by Agent, by (b) the sum of collections, chargebacks, open deduction and credit memos issued for such period."

     (b) the definition of "Applicable Margin" is hereby amended by deleting the word "LIBOR" on the second sentence thereof and replacing it with "LIBO" in its place and stead.

     (c) the definition of "LIBO Rate Advance" is hereby amended by deleting the word "Advance" on the first line thereof and replacing it with "Loans" in its place and stead.

     2.3. Section 5(b)(ii) is hereby amended by (a) placing a period after the word "account" on the eleventh line thereof and (b) deleting the remainder of such paragraph.

     2.4. Section 5(b) is hereby further amended by adding the following subsection at the end thereof:

          "(viii) ADDITIONAL FEE. In the event that a Conforming Equity Event shall not occur by December 31, 1996, Borrower shall pay to Agent for the ratable benefit of Lenders a fee equal to $25,000 which shall be due and payable no later than December 31, 1996."

     2.5. Section 12(n) is hereby amended by deleting the chart therein and replacing it with the following chart:

          Period                        Amount
          ------                        ------

     1/1/96 through 12/30/96            ($ 24,000,000)
     12/31/96 through 12/30/97          ($ 14,000,000)
     12/31/97 through 12/30/98          ($  5,000,000)
     12/31/98 through 12/30/99           $ 14,000,000
     12/31/99 through 12/30/00           $ 40,000,000
     12/31/00 through 12/30/01           $ 85,000,000
     12/31/01 and at all times           $120,000,000
          thereafter

     2.6. Section 12(q) is hereby amended by deleting the chart therein and replacing it with the following chart:

          Period                        Amount
          ------                        ------

     1/1/96 through 12/30/96            ($100,000,000)
     12/31/96 through 12/30/97          ($100,000,000)
     12/31/97 through 12/30/98          ($ 95,000,000)
     12/31/98 through 12/30/99          ($ 80,000,000)
     12/31/99 through 12/30/00          ($ 60,000,000)
     12/31/00 through 12/30/01          ($ 10,000,000)
     12/31/01 and at all times           $ 30,000,000
          thereafter

     2.7. Section 12(r) is hereby amended by deleting the chart therein and replacing it with the following chart:

          Period                        Ratio
          ------                        -----

     1/1/96 through 12/30/96             .65 to 1.00
     12/31/96 through 12/30/97           .65 to 1.00
     12/31/97 through 12/30/98           .70 to 1.00
     12/31/98 through 12/30/99           .75 to 1.00
     12/31/99 through 12/30/00           .80 to 1.00
     12/31/00 through 12/30/01           .85 to 1.00
     12/31/01 and at all times          1.00 to 1.00
          thereafter

     2.8. Section 12(t) is hereby amended by (a) inserting an "(i)" immediately before "$1,500,000" on the third line thereof and (b) by adding the following language immediately before the ";" at the end thereof:

          "and (ii) $2,000,000 for any three month period ending the last day of any calendar month."

     2.9. Section 12(y) is hereby amended by adding the following language at the end thereof:

          "provided, further, that such stock pledge agreements, Stock Certificates and stock powers must be delivered to Agent no later than November 30, 1996;"

     2.10. Section 12 is hereby amended by adding the following new subsection at the end thereof:

          "(ad) Dilution shall not exceed ten percent (10%), on a cumulative basis, for any three month period ending the last day of any calendar month (as determined by Agent in the good faith exercise of its sole discretion)."

     2.11. Section 18(j) of the Loan Agreement is hereby amended by inserting "either orally or" immediately after the word "admit" on the first line thereof.

     2.12. Section 18(n) of the Loan Agreement is hereby amended in its entirety to provide as follows:

          "(n) INTENTIONALLY OMITTED."

     2.13. Section 18(r) of the Loan Agreement is hereby amended in its entirety to provide as follows:

          "at any time prior to the occurrence of a Conforming Equity Event, there shall occur a Change of Control;"

     2.14. Section 18(s) of the Loan Agreement is hereby amended by adding the following language at the beginning thereof:

          "at any time prior to the occurrence of a Conforming Equity Event,"

     2.15. Section 18 of the Loan Agreement is hereby amended by inserting the following new subsections at the end thereof:

          "(t) Borrower or another person involved in the media industry (such person to be mutually agreed upon by Borrower and Agent) shall advise Lender that there is a change in (i) the laws, regulations or rules regulating the media industry or in the interpretation or application of such laws, regulations or rules, (ii) the technology utilized by the media industry or (iii) the organization of or policies and procedures employed by the media industry, which shall have a material adverse impact on Borrower and its operations.

          (u) Any of Borrower's eight largest yellow pages publishers, which at any time singularly account for more than 20% of the outstanding aggregate amount of payables then due from Borrower to all of its yellow pages publishers, require payment by Borrower to such publisher less than 40 days after issuance from the invoice date thereof.

          (v) Any of Borrower's newspaper publishers, which at any time singularly account for more than 15% of the outstanding aggregate amount of payables then due from Borrower to all of its newspaper publishers, require payment by Borrower to such publisher less than 25 days after issuance from the invoice date thereof.

          (w) More than twenty percent (20%) of the aggregate amount of Receivables and Affiliate Receivables shall at any time not constitute Eligible Receivables as determined by Agent in the good faith exercise of its sole discretion.

          (x) As of the end of any fiscal year, Borrower and the Scheduled Affiliates shall have lost customers during the course of such fiscal year which in the aggregate accounted for more than 10% of sales for such fiscal year (such calculation to take into account the addition of new customers during such fiscal year).

          (y) At any time following the occurrence of a Conforming Equity Event, Andrew McKelvey shall be indebted to Borrower for money borrowed in an amount in excess of $2,000,000."

     3. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective as of August 29, 1996, when and only when Agent shall have received four (4) copies of this Amendment executed by Borrower and consented and agreed to by each Guarantor and such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

     4. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants as follows:

          (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

          (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

          (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment No. 1.

          (d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

     5.   EFFECT ON THE LOAN AGREEMENT.

          (a) Upon the effectiveness of SECTION 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

          (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.


          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lenders or Agents, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

     6. GOVERNING LAW. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

     7. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     8. COUNTERPARTS. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the day and year first written above.

                         TMP WORLDWIDE, INC.

                         By: /s/ Thomas G. Collison
                             -----------------------------------------
                         Name: Thomas G. Collison
                               ---------------------------------------
                         Title: Vice Chairman
                                --------------------------------------


                         BNY FINANCIAL CORPORATION, as Agent

                         By: /s/ Robert Grbic
                             -----------------------------------------
                         Name: /s/ Robert Grbic
                               ---------------------------------------
                         Title: Senior Vice President
                                --------------------------------------


CONSENTED AND AGREED TO:

McKelvey Enterprises, Inc.              Worldwide Classified Inc.


By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Vice President                      Its:Secretary
    ---------------------                   --------------------------

BBL Acquisition Corp.                   Woodward Inc.


By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Secretary                           Its:Secretary
    ---------------------                   --------------------------




National Directory Advertising          Directory Services
Programs Inc. (Canada)                  International Corp.


By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Secretary                           Its:Secretary
    ---------------------                   --------------------------


Woodward Direct Inc.                    EPI Aviation, Inc.



By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Secretary                           Its:Secretary
    ---------------------                   --------------------------


TMP Wordwide Recruitment Inc.           YPMS Acquisition, Inc.



By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Secretary                           Its:Vice President
    ---------------------                   --------------------------


InterDirect Inc.                        AHK Capital Corp.



By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Secretary                           Its:Vice President
    ---------------------                   --------------------------


TMP Medical Listings, Inc.              CPC Acquisition Corp.



By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Secretary                           Its:Secretary
    ---------------------                   --------------------------

BTD Acquisition, Inc.                   Rogers Acquisition Corp.


By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Secretary                           Its:Vice President
    ---------------------                   --------------------------



Deutsch, Shea & Evans, Inc.             General Directory Advertising Inc.



By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Vice President                      Its:Vice President
    ---------------------                   --------------------------



MSI-Market Support International,       Chalam Advertising, Inc.
Inc.


By:/s/ Thomas G. Collison               By:/s/ Thomas G. Collison
   ----------------------                  ---------------------------
Its:Treasurer                           Its:Secretary
    ---------------------                   --------------------------


HGI Acquisition Corp.


By:/s/ Thomas G. Collison
   ----------------------
Its:Vice President
    ---------------------